                                                                     Exhibit 2.3
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                           ASSET PURCHASE AGREEMENT



                                     Among


                    The DuPont Merck Pharmaceutical Company
                           Endo Laboratories, L.L.C.
                              DuPont Merck Pharma

                                  As Sellers


                                      And



                           Endo Pharmaceuticals Inc.



                                 As Purchaser



                                 Dated As Of:


                                June  27, 1997



================================================================================

                               TABLE OF CONTENTS


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                                   ARTICLE 1
                                  Definitions
     1.1  Definitions................................................  2
     1.2  References to Schedules and Exhibits.......................  8
     1.3  References to Agreements...................................  8

                                   ARTICLE 2
                            Assets and Liabilities

     2.1  Assets Transferred at Closing.............................   8
     2.2  Excluded Assets...........................................  10
     2.3  Liabilities...............................................  11
     2.4  Retention of Records and Samples..........................  12
     2.5  License to Purchaser; Other Purchaser Rights..............  12
     2.6  Licenses  to Sellers......................................  12
     2.7  Additional License Considerations.........................  13
     2.8  Required Consents.........................................  14
     2.9  Rights to Endo Name and Marks.............................  14
     2.10 Identification of Post Closing Sales......................  15

                                   ARTICLE 3
                                Purchase Price

     3.1  Purchase Price - General................................... 15
     3.2  Transferred Inventory...................................... 15

                                   ARTICLE 4
                        Representations and Warranties

     4.1  Seller's Warranties........................................ 16
     4.2  Purchaser's Warranties..................................... 24

                                   ARTICLE 5
            Conduct of Business Pending Closing; Interim Covenants

     5.1  Ordinary Course............................................ 25
     5.2  Other Offers; Termination of Agreement..................... 26
     5.3  Access..................................................... 27
     5.4  Filings; Consents.......................................... 28
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     5.5  Transfer of Regulatory Approvals.................................. 28
     5.6  Expenses.......................................................... 29
     5.7  Supplemental Disclosure........................................... 29

                                   ARTICLE 6
                                   Covenants

     6.1  Employees......................................................... 29
     6.2  Mutual Covenant Not to Compete.................................... 32
     6.3  Confidentiality................................................... 34
     6.4  ADE Database...................................................... 35
     6.5  Compliance with Law in Conduct of Business........................ 35
     6.6  Use of Labeling................................................... 35
     6.7  Continuing Relationships.......................................... 36
     6.8  Sales and Transfer Taxes.......................................... 38
     6.9  Access to Records................................................. 38
     6.10 Right of First Refusal/Right of First Offer....................... 39
     6.11 Reliance On and Maintenance of Current NDAs and ANDAs............. 40
     6.12 Einstein Project.................................................. 41
     6.13 Borrowings........................................................ 42

                                   ARTICLE 7
                        Conditions to Closing; Closing

     7.1  Conditions to Purchaser's Obligation to Close..................... 42
     7.2  Conditions to Sellers' Obligation to Close........................ 43
     7.3  Closing Location.................................................. 44
     7.4  Closing Deliveries to Sellers..................................... 44
     7.5  Closing Deliveries to Purchaser................................... 44

                                   ARTICLE 8
                                Indemnification

     8.1  Indemnification Of Purchaser By Sellers........................... 45
     8.2  Indemnification Of Sellers By Purchaser........................... 46
     8.3  Notice, Defense Of Indemnification Regarding Third Party Claims... 46
     8.4  Survival.......................................................... 47
     8.5  Limitations on Indemnification.................................... 47

                                   ARTICLE 9
                                 Miscellaneous

     9.1  Notices........................................................... 48
     9.2  Further Assurances................................................ 49
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                                     -ii-
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     9.3   Negotiation/Transaction Costs............................. 49
     9.4   Return of Documents Costs................................. 49
     9.5   Assignability............................................. 50
     9.6   Counterparts.............................................. 50
     9.7   Severability.............................................. 50
     9.8   Entire Agreement.......................................... 50
     9.9   Modifications............................................. 50
     9.10  Non-Waiver of Default..................................... 50
     9.11  GOVERNING LAW/CONSENT TO JURISDICTION..................... 50
     9.12  Interpretation............................................ 50
     9.13  Bulk Sales................................................ 51
     9.14  Publicity................................................. 51
     9.15  No Third Party Rights..................................... 51

                           ASSET PURCHASE AGREEMENT


          This Agreement is made as of June 27, 1997 by and among The DuPont Merck Pharmaceutical Company, a Delaware general partnership ("DMPC"), DuPont Merck Pharma, a Delaware general partnership ("DuPont Pharma"), Endo Laboratories, L.L.C., a Delaware limited liability company ("Endo") (DMPC, DuPont Pharma and Endo being herein sometimes individually referred to as a "Seller" and collectively as the "Sellers"), and Endo Pharmaceuticals Inc., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:
                             --------------------

          WHEREAS, Endo is a limited liability company owned 98% by DMPC, 1% by Merck & Co., Inc. ("Merck") and 1% by E.I. duPont de Nemours and Company ("DuPont"), established by DMPC to engage in the business of developing, manufacturing, marketing and selling generic pharmaceuticals;

          WHEREAS, DMPC, through its Multi-Source Brand Products Unit, also engages, directly or through marketing arrangements with Endo, in the manufacture, marketing, sale and distribution of generic pharmaceuticals;

          WHEREAS, DuPont Pharma engages in the manufacture of pharmaceutical products, including certain of the Products;

          WHEREAS, Sellers desire to sell to Purchaser their combined worldwide generic and multi-source branded pharmaceutical businesses and related rights and assets (excluding the Excluded Business and other Excluded Assets), and Purchaser desires to acquire the same, all in accordance with the further terms and conditions of this Agreement; and

          WHEREAS, contemporaneously with Closing hereunder, the parties will enter into certain ancillary agreements providing, inter alia, for the lease by
                                                   ----- ----
DMPC of its Garden City, New York research facility building to Purchaser, the continuing manufacture by DMPC and DuPont Pharma of certain existing and new pharmaceuticals for Purchaser and the continued provision by DMPC of certain customer service, distribution and other administrative services for Purchaser;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE 1
                                  Definitions


          1.1  Definitions.  As used in this Agreement, including attached
               -----------
Schedules, the following definitions shall apply:

          "Administrative Services Agreement" means the services agreement to be entered into between DMPC and Purchaser concurrently with Closing, in the form attached as Exhibit A hereto.

          "Affiliate" means, as to any entity, any person or entity that directly or indirectly controls, is controlled by, or is under common control with such first entity. For purposes of the foregoing definition, "control" shall mean the power to direct the business policies and affairs of an entity whether by reason of the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Asset Purchase Agreement by and among Sellers and Purchaser, as the same may be amended from time to time, together with all Schedules and Exhibits attached hereto.

          "Ancillary Agreements" means the Lease Agreement, the Manufacture and Supply Agreement, the Administrative Services Agreement, the Warehousing and Distribution Agreement and the Put Agreement.

          "API" means any active pharmaceutical ingredient contained in any of the Products (including without limitation oxycodone, oxycodone hydrochloride, oxycodone terapthalate and oxymorphone).

          "Assumed Contracts" means all contracts identified in Part I of
Schedule 4.1(r) (including, without limitation, (i) all confidentiality agreements entered into by Sellers with Transferred Employees (and certain prior employees who performed services relating to the Business as identified on
Schedule 4.1(r)), (ii) all confidentiality agreements entered into by Sellers with any third parties with respect to the contemplated sale of the generic and multi-source branded pharmaceutical businesses of DMPC and Endo and (iii) all of Sellers' sales contracts with third parties relating to the Business (excepting Excluded Sales Contracts)), all Partially Assigned Contracts and all Routine Contracts.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.3(b).

          "Bank Financing" shall have the meaning set forth in Section 4.2(c).

          "Building" means the two-story research facility utilized in connection with the Business located on DMPC's manufacturing and research campus in Garden City, New York, and consisting of approximately 24,000 square feet, as further defined in the Lease Agreement.

          "Business" means the worldwide business operations conducted by Sellers relating to the development, marketing, sale and distribution of the Products, and rights to manufacture the Products, but excluding the Excluded Assets and business operations of Sellers relating to Excluded Assets.

          "Closing" means the consummation of the acquisition transactions contemplated hereby in accordance with the terms of Article 7 of this Agreement, which Closing shall be deemed effective as of 12:01 a.m. on the date on which Closing occurs.

          "Closing Date" means (subject to any termination of this Agreement under Section 5.2(b)) the date that is 45 days following the date of this Agreement or, if later, the third business day after the fulfillment of the conditions to Closing contained in Sections 7.1(d), 7.1(e), 7.2(d) and 7.2(e), or such other date as may be agreed upon by the parties.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "DEA" means the U.S. Drug Enforcement Administration or any successor agency.

          "Discontinued Products" means those products previously developed or marketed by Endo or any predecessor business which are set forth on Exhibit F hereto.

          "Dosage Form" means the form in which a Product is designed to be administered, whether oral solid, oral liquid, nasal, injectable, suppository or transdermal.

          "DuPont SIP Plan" means the DuPont Savings & Investment Plan in which DMPC participates as a DuPont Affiliate.

          "DuPont SIP Plan Account" means, with respect to each Transferred Employee, the vested balance (whether or not such balance exceeds $3,500.00) to the credit of such Transferred Employee in the DuPont SIP Plan Trust.

          "DuPont SIP Plan Trust" means the trust administered by DuPont to which amounts held pursuant to the terms of the DuPont SIP Plan are contributed.

          "DMFs" means the Drug Master Files maintained by Sellers prior to Closing with respect to the Products and the APIs.

          "Eligible Retirement Plan" means (i) any employees' trust described in Code ' 401(a) created pursuant to any defined contribution plan sponsored by Purchaser or in which Purchaser is a participating employer and (ii) any individual retirement account or individual retirement annuity described in Code ' 408(a) or (b).

          "Employee(s)" means the employees of DMPC who are engaged in the conduct of the Business, as identified on Schedule 4.1(m).

          "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health or safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants.

          "Equipment" shall have the meaning set forth in Section 2.1(g).

          "ERISA Affiliate" shall have the meaning set forth in Section 4.1(m).

          "Excluded Assets" shall have the meaning set forth in Section 2.2.

          "Excluded Business" means (i) those filings and registrations in the Exempt Territories and all rights associated therewith (including without limitation ownership of foreign product registrations and foreign trademark rights), together with the rights granted pursuant to this Agreement which, collectively, permit Sellers to manufacture, market, sell and distribute (x) Multi-Source Brand Products and Generic Products, in the Dosage Forms existing on the Closing Date, solely in the respective country or countries where each such Product is currently being sold by Sellers (directly or indirectly through marketing arrangements with others), other than the United States, as identified in Schedule 1.1(a), and (y) Carbex(R), Narcan(R), including Narcan Neonatal, and Nubain7 in all parts of the world other than the United States; and (ii) the development, manufacture, marketing, sale and distribution of any and all products sold by Sellers or in development that are not defined as Products or Discontinued Products herein.

          "Excluded Products" means Coumadin(R) and any generic sodium warfarin product.

          "Excluded Sales Contracts" means those sales contracts identified by an asterisk on Part I of Schedule 4.1 (r) as being excluded from contracts being assigned to and assumed by Purchaser hereunder.

          "Exempted Products" means the Products identified in subclauses (x) and (y) of clause (i) of the definition of Excluded Business, until and unless with respect to each such Product in any applicable Exempt Territory Sellers' retained rights relating to such Product in such Exempt Territory are purchased by, or transferred to, Purchaser or its assignee under Section 6.10 hereof.

          "Exempt Territory" or "Exempt Territories" means, with respect to each Exempted Product, the country or countries, respectively, in which Sellers retain rights to manufacture, market, sell or distribute such Exempted Product as referenced in subclauses (x) and (y) of clause (i) of the definition of Excluded Business, unless and until, with respect to any such country and as regards any applicable Exempted Product, Sellers' retained rights relating to such Product in such country are purchased by, or transferred to, Purchaser or its assignee under Section 6.10 hereof.

          "FDA" means the U.S. Food and Drug Administration or any successor agency.

          "Generic Products" means the pharmaceutical products of Endo that are identified in Part I of Schedule 1.1(b), and the products of Endo in development (including, without limitation, Paroxetine) that are identified in Part II of
Schedule 1.1(b).

          "Hazardous Substances" means any toxic, hazardous, radioactive, caustic or dangerous substances, wastes, pollutants or contaminants, or any other substances that are defined as any of the above by, or regulated as such under, any Environmental Law, including, but not limited to, petroleum and asbestos.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" means (i) the Patents and any memoranda of invention, (ii) the Trademarks, (iii) all service marks, tradenames (including corporate, assumed and fictitious business names and the logos associated therewith), trade dress and copyrights (and applications and registrations for the foregoing) and (iv) all proprietary data and technical, scientific, medical, manufacturing or marketing know-how or information in the possession of any Seller, including, in each case, new developments, discoveries, inventions, ideas and trade secrets and documentation thereof (and including related papers, designs, drawings, chemical compositions, formulae, notebooks, specifications, methods of manufacture, data processing cards, disks and tapes and all data contained therein or thereon) -- insofar as any of the foregoing predominantly relates to the Products or the API (rather than the Excluded Business) or is predominantly used in the conduct of the Business (rather than the Excluded Business); but excluding, for the avoidance of doubt, (x) the names "DuPont Merck", "DuPont" and "Merck" and any variants of such names and all logos associated therewith and (y) intellectual property relating to Sinemet(R) or Sinemet CR(R) (provided that nothing contained herein shall prohibit Purchaser from entering into contracts with Merck or any other third party producer to obtain rights to manufacture, market, sell or distribute generic forms of carbidopa/levodopa).

          "Inventory" means (i) raw materials, packaging components, work-in-process (including semi-finished goods) and finished goods inventory relating to the Products and (ii) finished goods inventory of pharmaceutical products sold under Assumed Contracts or to be sold under the West Point Pharma contracts referenced in Section 7.5(j).

          "IRS" means the U.S. Internal Revenue Service or any successor agency.

          "Knowledge of Seller(s)" means the actual knowledge after due inquiry of the members of Sellers' management identified on Schedule 1.1(c).

          "Lease Agreement" means the lease of the Building to be entered into between DMPC and Purchaser concurrently with Closing hereunder, in the form attached hereto as Exhibit B.

          "Legal Requirements" shall mean all laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, injunctions, rulings, orders and other requirements of all governmental, administrative or judicial authorities having jurisdiction.

          "Lien" means any lien, mortgage, deed of trust, security interest, pledge, conditional sale or other title retention agreement, claim, restriction, reservation of rights, encumbrance, charge, option, special or other assessment, restraint on transfer, or any title defect of any material nature.

          "Licensed Software" shall have the meaning set forth in Section
4.1(q).

          "Losses" means all losses, liabilities, damages, claims, charges, actions, judgments, suits, proceedings, deficiencies, interest and penalties, and all reasonable costs and expenses related thereto (including any and all reasonable attorneys' and other professional fees and reasonable costs of investigation, litigation or settlement and any other costs associated with Purchaser's, on the one hand, or Sellers', on the other, enforcement of its or their respective rights under this Agreement).

          "Manufacture and Supply Agreement" means the agreement to be entered into among DMPC, DuPont Pharma and Purchaser concurrently with Closing pursuant to which DMPC or DuPont Pharma will manufacture certain products for sale by Purchaser, in the form attached hereto as Exhibit C.

          "Material Adverse Effect" means any change in, or effect on, the Business or Purchased Assets that is materially adverse to the business, assets or financial condition of the Business, taken as a whole.

          "Multi-Source Brand Products" means Carbex(R) and Percocet(R), Percodan(R) and the other branded products of DMPC that are identified on
Schedule 1.1(d).

          "NDA" / "ANDA" means, respectively, approved and pending U.S. new drug applications and abbreviated new drug applications for Products or APIs owned by Sellers and all modifications, amendments or supplements thereto.

          "NYBCS" means the New York State Bureau of Controlled Substances.

          "Owned Software" shall have the meaning set forth in Section 2.1(f).

          "Partially Assigned Contracts" means those contracts identified in
Part II of Schedule 4.1(r), being contracts as to which the rights and obligations of Sellers relating to the Business are being assigned to and assumed by Purchaser, but also as to which rights and obligations unrelated to the Business (e.g., rights and obligations relating to proprietary
              ----
pharmaceuticals or the Excluded Business) are being retained by Sellers (or, as the context requires, the partial rights and obligations under such contracts assigned to and assumed by Purchaser pursuant to Sections 2.1 and 2.3(b)).

          "Patents" means all U.S. and foreign (if any) patents and patent applications identified on Schedule 1.1(e).

          "Permits" shall have the meaning set forth in Section 2.1(h).

          "Permitted Liens" means any Lien relating to the Purchased Assets that is identified on Schedule 4.1(d).

          "Plan" shall have the meaning set forth in Section 4.1(m).

          "Plant Managers" means the plant manager at each of DMPC's pharmaceutical manufacturing facility in Garden City, New York and DuPont Pharma's pharmaceutical manufacturing facility in Manati, Puerto Rico.

          "Products" means, collectively, the Generic Products and the Multi-Source Brand Products.

          "Purchased Assets" shall have the meaning set forth in Section 2.1.

          "Put Agreement" means the agreement pursuant to which DMPC has the right to cause Purchaser to buy Sellers' entire Garden City, New York research and development and manufacturing complex, in the form attached hereto as Exhibit D.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

          "Required Consents" means any consents or waivers of third parties required to be obtained by Sellers or their Affiliates in connection with the assignment of contracts hereunder to Purchaser, as identified in Part II of
Schedule 4.1(c).

          "Required DEA/NYBCS Permits" shall have the meaning set forth in
Section 5.4(c).

          "Retained Liabilities" means all obligations and liabilities of Sellers relating to the Products or the Business that are not Assumed Liabilities.

          "Returns" means all chargebacks, rebates (including payments to Medicaid), returns or retroactive shelf price reductions made in the ordinary course of business with respect to sales of Products in the United States.

          "Routine Contracts" means contracts (other than sales contracts for the Products) entered into by Sellers, or any of them, in the ordinary course of the Business that either are terminable without penalty on 90 days notice or less or do not involve the expenditure by any party thereto of an amount in excess of $100,000 during any successive 12-month period following the Closing Date.

          "Sellers" has the meaning set forth in the Preamble of this Agreement. The term "Sellers" does not include either Merck or DuPont, the general partners of DMPC.

          "Tax" and "Tax Returns" shall have respective meanings set forth in
Section 4.1(h).

          "Termination Date" shall have the meaning set forth in Section 5.2(b).

          "Trademarks" means all U.S. and foreign (if any) trademarks and trademark applications identified on Schedule 1.1(f).

          "Transferred Employees" means all Employees who accept employment with Purchaser as of the time of Closing as contemplated by Section 6.1(a).

          "Transferred Inventory" means all Inventory of the Business that will be transferred to Purchaser as part of the Purchased Assets as provided in
Section 2.1(d).

          "U.S." or "United States" means the 50 states of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

          "Warehousing and Distribution Agreement" means the agreement to be entered into between DMPC and Purchaser concurrently with Closing hereunder, in the form attached hereto as Exhibit E.

          1.2  References to Schedules and Exhibits.  References to Schedules
               ------------------------------------
and Exhibits in this Agreement shall be deemed references to the forms thereof attached hereto which shall be the final forms of such Schedules and Exhibits, except as otherwise agreed by the parties; provided that Sellers shall update Schedules as referenced in Section 5.7 (subject to the caveats therein contained as to the effect of such updates).

          1.3  References to Agreements.  References herein to this Agreement,
               ------------------------
the Ancillary Agreements and any other agreements or instruments shall mean all such agreements and instruments as from time to time in effect.

                                   ARTICLE 2
                            Assets and Liabilities

          2.1  Assets Transferred at Closing.  Subject to the terms and
               -----------------------------
conditions of this Agreement, Sellers hereby agree to sell and, on the Closing Date, shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, free and clear of all Liens (other than Permitted Liens), all of Sellers' rights, title and interests in and to all assets, properties, privileges, claims and rights predominantly relating to the Business (rather than the Excluded Business) or predominantly used in the conduct of the Business (rather than the Excluded Business) (or where referenced below, solely relating to or used in the Business) consistent with past practice, including those identified below (the "Purchased Assets") (but excluding the Excluded Assets):

          (a)  all Intellectual Property;

          (b) all NDAs and ANDAs and all files and filings relating to the Products and APIs (other than files and filings made or relating to Exempted Products in Exempt Territories);

          (c)  all DMFs, if any;

          (d) the Transferred Inventory, which will consist of all finished goods Inventory of Products, and pharmaceutical products sold under Assumed Contracts or to be sold under the West Point Pharma contracts referenced in
Section 7.5(j), owned by Sellers at the time of Closing;

          (e) subject to Section 2.8, all Assumed Contracts (including all Partially Assigned Contracts except to the extent they relate to the Excluded Business);

          (f) all computer software (including object and source codes and related documentation) owned by Sellers that is employed solely in conjunction with the operation of the Business (the "Owned Software") and, to the extent assignable at no cost to DMPC or Endo, Licensed Software;

          (g) all laboratory, testing, formulation and other equipment, and all computer equipment (including without limitation computer hardware, workstations, peripherals and any documentation relating thereto), furniture, furnishings, office materials, supplies and all other tangible personal property located in the Building and the Wilmington offices of the Transferred Employees (but excluding fixtures) (collectively, the "Equipment");

          (h) all permits, licenses, franchises, approvals, certificates of compliance, registrations and authorizations by governmental or regulatory authorities, including without limitation the FDA and DEA, used or held for use predominantly in connection with the conduct of the Business (rather than the Excluded Business) ("Permits") (which Permits are identified on Schedule 4.1(k)), to the extent such Permits are transferable;

          (i) all books, computer data and records of Sellers, current and archived, to the extent solely relating to the operation of the Business or the ownership, use or possession of the Purchased Assets that are necessary or useful to the continued operation of the Business or the ownership, use or possession of the Purchased Assets after Closing, including without limitation copies of lists of U.S. customers and suppliers, business development plans, advertising matter, catalogs, correspondence, mailing lists, photographs, sales and distribution materials and records, purchasing materials and records, personnel records of Transferred Employees (subject to any necessary employee consents), and manufacturing and quality control records and procedures (other than samples and records referenced in Section 2.4);

          (j)  the license in favor of Purchaser set forth in Section 2.5(a);

          (k) the Products, including Percodan(R) and Percocet(R) (but excluding the Excluded Business and other Excluded Assets); and

          (l)  all goodwill of the Business.

          2.2  Excluded Assets.  The following assets of Sellers are not
               ---------------
included in the Purchased Assets and no rights in connection with such assets are to be transferred pursuant to this Agreement ("Excluded Assets"):

          (a) Sellers' manufacturing assets and business (other than Equipment located in the Building);

          (b) the Excluded Business and the Excluded Products and all other products of Sellers or products of Sellers in development that are not defined as Products or Discontinued Products herein;

          (c) the rights to manufacture, market, sell and distribute Sinemet and Sinemet CR (provided that nothing contained herein shall prohibit Purchaser from entering into contracts with Merck or any other third party producer to obtain rights to manufacture, market, sell or distribute generic forms of carbidopa/levodopa);

          (d) All accounts and notes receivable (net of allowances and reserves);

          (e)  Cash or cash equivalents on hand or in banks;

          (f) DMPC's logo, the DuPont oval, and the names "DuPont", "Merck", "DuPont Merck" and any trademarks or trade names incorporating such words and all logos and trade dress associated therewith;

          (g) DMPC's distribution center located in Duluth, Gwinnett County, Georgia;

          (h)  All software and software licenses other than as described in
Section 2.1(f);

          (i) All insurance policies relating to the Business or Purchased Assets, including without limitation all rights to make or prosecute claims thereunder and to receive the proceeds thereof;

          (j) All prepaid taxes and taxes withheld by Sellers or any of their Affiliates as an employer or vendor;

          (k) All causes of actions or claims of either Seller or any of their Affiliates against third parties relating to the Business or Purchased Assets, whether known or unknown, existing as of the Closing Date;

          (l) All documentation, intellectual property, technology, confidential information, software, permits or product registrations predominantly relating to the Excluded Business or other Excluded Assets or predominantly used in the conduct of the Excluded Business or Excluded Assets consistent with past practice;

          (m)  All Inventory other than Transferred Inventory;

          (n) Sellers' tax records (provided that Sellers shall provide Purchaser with access to such records as provided in Section 6.9(a));

          (o) All Plan assets, held pursuant to the terms of any Plan or related trust described in Section 401 of the Code, relating to the Transferred Employees; and

          (p) All rights, title and interests of Sellers in or relating to Sellers' generic or non-generic branded products, and any and all other assets owned or possessed by either Seller, that do not relate to the Business.

          2.3  Liabilities.
               -----------

          (a) Except as provided in Section 2.3(b) and Section 8.2, Purchaser does not assume any of the liabilities of the Business, known or unknown. Without limiting the generality of the foregoing, liabilities retained by Sellers shall include, but not be limited to, all liabilities, obligations, or responsibilities: (i) arising under or related to Environmental Laws or Hazardous Substances, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of the operations or activities of the Business prior to the Closing Date, including liabilities, obligations, or responsibilities arising from or connected with (x) the presence or Release of Hazardous Substances at or from the Building, (y) the violation or alleged violation of Environmental Laws in connection with the operations and activities of the Business, and (z) the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for any of such activities, of Hazardous Substances that were generated, used, or otherwise handled in connection with the operation of the Business, at any off-site facility; (ii) for product liability claims brought by third parties arising out of injuries and illnesses and other damage, including death, that result from use of Products sold by the Business prior to the Closing Date; and (iii) for Returns of Products sold prior to Closing, except as otherwise provided in Section 6.7(b).

          (b) Effective as of Closing, Purchaser will assume the following obligations and liabilities of Sellers (the "Assumed Liabilities"):

                    (i) all of Sellers' performance obligations under the Assumed Contracts arising from and after the Closing Date;

                    (ii) all product liability claims brought by third parties on or after the Closing Date arising out of injuries and illnesses and other damage, including death, that result from use of Products sold by the Business on or after the Closing Date; and

                    (iii) financial responsibility for certain Returns of Products sold prior to Closing to the extent provided in Section 6.7(b).

          2.4  Retention of Records and Samples.  Sellers will continue to
               --------------------------------
maintain all retention samples and compliance records existing in the Business as of the Closing Date relating to any Products sold by the Business at any time prior to the Closing Date, for periods meeting all applicable regulations of the FDA and other regulatory agencies. Sellers will make such samples and records available to Purchaser upon request. Purchaser will provide reasonable assistance to Sellers, at Sellers' request and expense, in investigating complaints and adverse drug experiences relating to Products sold by the Business prior to Closing.

          2.5  License to Purchaser; Other Purchaser Rights.
               --------------------------------------------

          (a) Effective as of Closing, but subject to the non-compete provisions set forth in Section 6.2 and subject, further, to Section 2.7, Sellers grant to Purchaser a perpetual non-exclusive worldwide royalty-free field of use license, with right of sublicense, with respect to the pharmaceutical use of intellectual property and computer software owned by Sellers that constitute assets related to or used in connection with the Products or the conduct of the Business and that would constitute Intellectual Property or Owned Software as defined herein except that the same are not used predominantly (in the case of Intellectual Property) or solely (in the case of Owned Software) in connection with the Business.

          (b) To the extent there exist permits or other items of the type referenced in Section 2.1(h) that do not relate predominantly to the conduct of the Business but relate thereto or are used in connection therewith, then, to the extent permitted by applicable Legal Requirements, the parties shall use reasonable commercial efforts to implement appropriate arrangements for the sharing or other mutual use of such permits or other items.

          (c) To the extent Sellers maintain books, data or records of the type referenced in Section 2.1(i) that are used in connection with the Business but do not solely relate to the operation of the Business or solely to the ownership, use or possession of the Purchased Assets, Sellers agree to provide copies of such additional records to Purchaser upon Purchaser's request therefor (including, without limitation, copies of all records relating predominantly to the development of the Products).

          2.6  Licenses to Sellers.
               -------------------

          (a) Effective as of Closing, but subject to the non-compete provisions set forth in Section 6.2 and the Right of First Refusal set forth in
Section 6.10, to the extent it applies, and subject, further, to Section 2.7, Purchaser grants to Sellers a perpetual non-exclusive worldwide royalty-free field of use license, with right of sublicense to Affiliates or successors in interest of Sellers' businesses other than the Business, or persons acting on Sellers' or such successors' behalf, with respect to the pharmaceutical use of
(x) Intellectual Property (other than that described in clauses (i), (ii) and (iii) of the definition of Intellectual Property) that constitutes a Purchased Asset hereunder or (y) any of the patents identified in the bill of sale attached hereto as Exhibit H that are to be conveyed to Purchaser pursuant to such bill of sale, but which Intellectual Property or patents may also be used in one or more of Sellers' businesses other than the Business, solely for the applications for which such Intellectual Property and patents are utilized in such other businesses on the Closing Date.

          (b) Effective as of Closing, but subject to the non-compete provisions set forth in Section 6.2 and subject to the termination of Sellers' rights with respect to applicable Exempted Products in applicable Exempt Territories in accordance with Section 6.10 and subject, further, to Section 2.7, Purchaser grants to Sellers a non-exclusive worldwide royalty-free field of use license, with right of sublicense, in accordance with clauses (i), (ii),
(iii) and (iv) of this Section 2.6(b) with respect to the pharmaceutical use of the Products, the Intellectual Property and the Permits (including the NDAs and ANDAs) solely for the purpose of permitting Sellers (i) to fulfill their obligations under the Excluded Sales Contracts or under orders received under contracts that are intended to be Assumed Contracts but for which a Required Consent to assignment is not obtained, for so long as such contracts are in force, (ii) to manufacture, market, sell and distribute applicable Exempted Products in the applicable Exempt Territories for so long as Sellers shall sell, directly or indirectly, such Exempted Products in such Exempt Territories, (iii) to perform their obligations for the account of Purchaser under the Ancillary Agreements for so long as such agreements are in force and (iv) to perform their obligations under the contracts identified on Schedule 6.10(e), as in effect on the date hereof, for so long as such contracts are in force. With further regard to the matters referenced in clause (iv) of the preceding sentence, Purchaser agrees that it will supply to Sellers (on standard commercial terms) pharmaceutical products constituting line extensions of Products or Product improvements that are hereafter manufactured or sold by Purchaser or its Affiliates to the extent the same are required to be supplied by Sellers to others under the contracts identified on Schedule 6.10(e), as in effect on the date hereof.

          2.7  Additional License Considerations.  With further reference to
               ---------------------------------
the cross licenses granted by Sellers and Purchaser pursuant to Sections 2.5(a) and 2.6, the parties agree that: (i) the licensee shall utilize the licensed rights in accordance with the reasonable standards promulgated from time to time by the licensor regarding such matters as (x) permitted uses and depictions of names and logos, (y) protection of the value of marks and associated good will and (z) quality (including specifications relating to manufacture, formulation and packaging), but in any event licensee's use shall accord with standards no less stringent than those employed by Sellers prior to the Closing; (ii) the licensee shall promptly advise the licensor of cases of infringement of intellectual property rights or adverse claims that come to the attention of the licensee and shall render, at the expense of the licensor, such assistance as may reasonably be requested by the licensor with respect to any such infringement or adverse claims; and (iii) the licensor of rights shall have the right, upon reasonable notice, to review and copy books and records of the licensee, and visit licensee facilities, in order to verify compliance with the requirements of this Section 2.7. Licensee's failure to comply with the provisions of this Section with respect to any mark, name or logo shall give licensor the right to terminate the license of such mark, name or logo, upon thirty (30) days' written notice, if such failure is not cured within such notice period; provided, however, that such notice period shall be extended to the extent that licensee makes a diligent, good faith effort to comply with the provisions of this Section, except that such notice period shall be extended for more than six (6) months only where such extension is necessary to accommodate an administrative or other governmental approval process related to licensee's efforts to comply with the provisions of this Section.

          2.8  Required Consents.  Sellers shall use their reasonable commercial
               -----------------
efforts to obtain all Required Consents prior to the Closing. To the extent that any Required Consent is not obtained as of Closing with respect to any contract, then, unless and until such Required Consent is obtained, this Agreement shall be deemed to create a subcontract relationship, effective as of Closing, whereby
(i) Purchaser shall perform all obligations to be performed after Closing by the applicable Seller under such contract to the same extent as if Purchaser were the contracting party and (ii) Purchaser shall become entitled to the benefits of that contract, including payments to become due thereunder, with the right to enforce those benefits to the same extent as if Purchaser were the contracting party. Notwithstanding the foregoing, if Sellers and Purchaser reasonably conclude that the foregoing described subcontract relationship would conflict with the terms of such contract, Sellers and Purchaser shall cooperate to attempt to effect a reasonable alternative arrangement for transferring to Purchaser, effective as of Closing, the benefits and obligations intended to be transferred to Purchaser under Article 2 hereof; provided, however, that Sellers shall have no obligation to expend funds aggregating to an amount in excess of $250,000 in out-of-pocket expenses, or otherwise incur liabilities, in connection with their efforts to obtain Required Consents or to implement alternative arrangements, except that, to the extent that Sellers are unable to obtain consent to the assignment of the Joint Marketing and Supply Agreement between DMPC and King Pharmaceutical, Inc. ("King"), dated February 8, 1995, or, in the alternative, to implement an arrangement reasonably acceptable to Purchaser whereby Purchaser receives the benefit of King's performance under such agreement, then Sellers agree to reimburse Purchaser, until February 8, 2000, quarterly in arrears or as otherwise agreed by the parties, for one-half of the difference between the cost of the product as the same would have been determined under such agreement as in effect on the date hereof if it had been assigned to Purchaser and the cost of obtaining the same amount of the product from a third party or from King, under an amended or modified form of the agreement with King or a new agreement, up to an aggregate amount of $750,000.

          2.9  Rights to Endo Name and Marks.
               -----------------------------

          (a)  The Intellectual Property acquired by Purchaser pursuant to
Section 2.1 hereof shall include all of Sellers' rights, title and interest in and to the name "Endo" and all associated marks; provided, however, that Sellers retain the right to use the name "Endo" and associated marks in connection with the manufacture, marketing, sale and distribution of Generic Products in Canada for a period of three years following the Closing Date. Except as referenced in the prior sentence and except for uses of the name and marks of Endo for the purposes referenced in clauses (i) and (iii) of Section 2.6(b), following the Closing Date, Sellers shall make no use of the name "Endo" or associated marks, or any confusingly similar name or marks; provided that Sellers shall have a transition period of six (6) months following the Closing Date to terminate such usage. Within thirty (30) days following the Closing Date, Endo shall remove the word "Endo" from its corporate title by making an appropriate filing with the Office of the Secretary of State of the State of Delaware.

          (b) Following the Closing Date, Sellers shall not use, attempt to register or challenge Purchaser's rights to use or register any trademark, service mark, trade name, logo or trade dress identical to, or confusingly similar to any of the Trademarks in any jurisdiction throughout the world; provided, however, that Sellers may use or register any of the foregoing to identify the Exempted Products in the Exempt Territories.

          2.10 Identification of Post Closing Sales.  Sellers and Purchaser
               ------------------------------------
shall mutually cooperate to implement such procedures as, to the extent reasonably practicable, will permit the separate identification of Products sold to customers prior to the Closing Date, on the one hand, or on or after the Closing Date, on the other.

                                   ARTICLE 3
                                Purchase Price

          3.1  Purchase Price - General.  The purchase price for the Purchased
               ------------------------
Assets described in Section 2.1, including the Transferred Inventory, is $260,000,000 plus an amount payable by delivery at Closing of a note, in the form attached as Exhibit G hereto, with a face value equal to one-half the net book value of the Transferred Inventory (such net book value being determined as provided in Schedule 3.2) (which net book value is in no way intended to relate to the allocation of the purchase price for the Transferred Inventory to be set forth in Schedule 3.1). The cash portion of the purchase price is payable to DMPC, for the account of Sellers, by wire transfer in immediately available funds in United States dollars at Closing as set forth in Schedule 3.1. The purchase price shall be allocated among the Purchased Assets as provided in
Schedule 3.1. The allocation provided in Schedule 3.1 shall be used in reporting the transactions contemplated by this Agreement for all tax purposes, including as required by Section 1060 of the Code. No party shall take any position on any of its tax returns that is inconsistent with such allocation and each party shall file IRS Form 8594 in the United States (and equivalent forms in other countries, if necessary) in a manner consistent with the allocation provided in Schedule 3.1.

          3.2  Transferred Inventory.  In order to permit the valuation of the
               ---------------------
Transferred Inventory for purposes of determining the allocation of the purchase price and the face value of the note referenced in Section 3.1, Sellers shall cease shipments of Transferred Inventory to customers one business day prior to Closing. After shipments have ceased and prior to the Closing Date, Sellers shall, at Purchaser's expense, perform test counts of the Transferred Inventory under Purchaser's observation and review. Sellers shall prepare a certificate setting forth the quantities of the Transferred Inventories to be transferred to Purchaser as of Closing and a calculation of the purchase price therefor (which certificate and calculation shall be prepared utilizing the "ENDO Inventory by Lot" form included in Schedule 3.2), in each case based on Sellers' perpetual inventory records. Based on the foregoing procedures, the purchase price for the Transferred Inventory shall preliminarily be determined on the Closing Date. Within thirty (30) days following Closing, DMPC and Purchase shall finalize the determination of the purchase price for Transferred Inventory.

          In addition, based on the foregoing procedures, the amount of the note referenced in Section 3.1 shall be based on a preliminary determination. Within thirty (30) days following Closing, DMPC and Purchaser shall finalize the determination of the net book value of the Transferred Inventory and, if the amount changes, Purchaser shall execute and deliver to DMPC a revised note reflecting the amount, dated the Closing Date, and concurrently therewith DMPC shall conceal and return to Purchaser the original note delivered on the Closing Date.

                                   ARTICLE 4
                        Representations and Warranties

          4.1  Seller's Warranties.  Sellers, jointly and severally, represent
               -------------------
and warrant as follows:

          (a)  Organization and Related Matters.  DMPC is a general partnership
               --------------------------------
organized pursuant to the terms of a partnership agreement dated as of January 1, 1991 between DuPont and a wholly-owned subsidiary of Merck (the "Partnership Agreement"), and is duly formed and validly existing under the laws of the State of Delaware. DuPont Pharma is a general partnership organized pursuant to the terms of a partnership agreement dated December 13, 1990, as amended by an amendment and supplement dated as of June 18, 1991, between a wholly-owned subsidiary of DuPont and a wholly-owned subsidiary of Merck (the "Pharma Partnership Agreement"). Endo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Seller has, as applicable, all necessary partnership or limited liability company power and authority to own its respective properties and assets and to carry on the Business as now conducted. Sellers are duly qualified or licensed to do business in each jurisdiction where such qualification is required, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          (b)  Power and Authorization.  Each Seller has, as applicable, all
               -----------------------
necessary partnership or limited liability company power and authority to conduct its business as currently conducted, to carry out the transactions contemplated by this Agreement and to perform its obligations hereunder, and each has taken, or prior to Closing will take, all necessary and proper partnership or limited liability company action authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered by each Seller and constitutes, and the Ancillary Agreements, upon execution, will constitute, valid and binding obligations of DMPC and, as applicable, DuPont Pharma, enforceable in accordance with their terms, except as regards the Ancillary Agreements as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium or other laws or equitable principles affecting generally the enforcement of creditors' rights and remedies.

          (c)  No Conflicts, etc.  The execution and delivery of this Agreement
               -----------------
and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation of or default under the Partnership Agreement (or other organizational documents) of DMPC, the Pharma Partnership Agreement (or other organizational documents) of DuPont Pharma, or the limited liability company agreement (or other organizational documents) of Endo or any mortgage, indenture, lease, or other agreement, contract, instrument, or license or law or regulation applicable to any of the Sellers, or any substantial part of their properties, except to the extent such conflict, violation or default would not give rise to a Material Adverse Effect. Except as set forth in Part I of Schedule 4.1(c), the execution and delivery of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby (i) do not require the approval of any governmental authority on the part of any Seller, (ii) will not violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or other governmental authority (including without limitation the FDA and the DEA) to which any Seller is subject, including any governmental authorization, and (iii) will not result in the creation or imposition of any Lien, except, in the case of clause (i), any such approval the failure of which to obtain and, in the case of clause (ii), any such violation, breach or default as, would not have a Material Adverse Effect. Except as set forth in Part II of Schedule 4.1(c), no consent of any third party is required to be obtained by any Seller in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except such consents the failure of which to obtain would not have a Material Adverse Effect.

          (d)  Title.  Except as set forth on Schedule 4.1(d), Sellers
               -----
(collectively or individually) are the sole and exclusive lawful record and beneficial owners of all of, and possess good and marketable title to, the Purchased Assets and upon Closing the Purchased Assets will be transferred to Purchaser, free and clear of all Liens (including Liens for Taxes).

          (e)  Financial Statements. Sellers have delivered to Purchaser copies
               --------------------
of audited statements of assets to be sold relating to the Products as of December 31, 1996 and 1995 and the audited statements of earnings relating to the Business for the years ended December 31, 1996 and 1995, together with notes to such financial statements and the report of independent public accountants rendering an unqualified opinion thereon (collectively, the "Financial Statements"). The Financial Statements (i) fairly present in all material respects the items contained thereon and were derived from Sellers' historical records and (ii) were prepared in conformity with generally accepted accounting principles, consistently applied for the years 1996 and 1995.

          (f)  Inventories.  All Inventories included in the Transferred
               -----------
Inventory will be free and clear of all Liens (other than Permitted Liens) and will, in all material respects, meet all applicable FDA approved release specifications and otherwise be in good, usable and saleable condition and include no out-of-date or discontinued items. Transferred Inventory will, in addition, meet the inventory level and shelf life limitations and requirements set forth in Schedule 4.1(f).

SELLERS MAKE NO EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE TRANSFERRED INVENTORY; provided, however, that Sellers warrant that the Transferred Inventory contains no adulterated or misbranded items, or items that would be considered adulterated, misbranded or in violation of any other Legal Requirement upon introduction into commerce, or items that have failed quality testing.

          (g)  Absence of Certain Changes or Events.  Since December 31, 1996,
               ------------------------------------
the Business has been conducted in the ordinary course consistent with past practice and there has not been:

               (i) any change in the financial condition, properties, assets or liabilities of the Business, or any other event or occurrence, that has had, or could reasonably be anticipated to have, a Material Adverse Effect;

               (ii) except for annual changes implemented as of January 1, 1997, any material changes in the fixed or variable cost allocations of the Business;

               (iii) any damage, destruction or loss of any material properties of the Business, whether or not covered by insurance;

               (iv) any change in the manner in which the Business has been conducted that has had a Material Adverse Effect;

               (v) any material change in the method of accounting or accounting practice with respect to the Business or the Purchased Assets;

               (vi) any material change in the treatment or protection of trade secrets or other confidential information of the Business;

               (vii) any change in the business or contractual relationship of DMPC or Endo with any material customer or supplier of the Business;

               (viii) any acquisition or disposition of any assets, or any capital expenditure or commitment to make a capital expenditure, or the entering into, relinquishment or modification of any agreement or arrangement of any nature, except in the ordinary course of business consistent with past practices; or

               (ix) any agreement on the part of Sellers or their Affiliates (in writing or otherwise) to do any of the foregoing.

          (h)  Taxes.
               -----

               (i) For purposes of this Agreement: "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and "Tax Returns" shall mean all returns (including, without limitation, information returns), reports and forms relating to Taxes.

               (ii) Sellers have filed all Tax Returns required to be filed by them relating to the Business, except such returns the failure of which to file will not have a Material Adverse Effect. All such Tax Returns were, when filed, and are, accurate and complete in all material respects and were prepared in conformity with applicable Legal Requirements in all material respects. Sellers have paid or, if not yet due, will pay in full or have adequately reserved against all Taxes otherwise due in respect of the Business through the Closing Date.

               (iii) Except as set forth on Schedule 4.1(h), no Seller is a party to any pending action or proceeding by any governmental authority for the assessment of any material Tax, no material adjustments or deficiencies relating to the Tax Returns referred to in Section 4.1(h)(ii) have been proposed, asserted or assessed by the IRS or the relevant state, local or foreign taxing authority and no claim for assessment or collection of any material Tax related to the Business has been asserted that has not been paid. There are no Tax liens upon the assets of the Business. There is no valid basis for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued relating to the Business by any governmental authority that would have a Material Adverse Effect.

               (iv) All Taxes that Sellers are required to collect or withhold relating to the Business have been duly and timely collected and withheld and have been set aside in accounts for such purposes, or to the extent required and due, have been duly and timely paid to the proper governmental authority, except to the extent the failure to collect and withhold or pay such Taxes would not have a Material Adverse Effect.

          (i)  Litigation.  Except as set forth on Schedule 4.1(i), there is no
               ----------
judicial or administrative action, suit, arbitration proceeding or investigation pending or, to the Knowledge of Sellers, threatened against Sellers, or any of them, that is reasonably likely to be material to the Business or the Purchased Assets or that relates to the validity of this Agreement or the Ancillary Agreements or of any action taken or to be taken in connection therewith. Sellers have delivered or made available to Purchaser copies of the files of the Business containing information with respect to (i) customer complaints relating to Product performance since January 1, 1995, and (ii) recalls of Products, or notifications therefor, required by any governmental authority or undertaken voluntarily by the Business since January 1, 1995. Except as set forth on
Schedule 4.1(i), neither the Business nor the Purchased Assets is subject to any order, writ, judgment, injunction, decree, determination or award.

          (j)  Compliance with Laws and Regulations.  Sellers are each in
               ------------------------------------
compliance with all Legal Requirements applicable to the operation of the Business, except for such laws, rules, regulations, orders and requirements the failure with which to comply would not have a Material Adverse Effect, and except as referenced on Schedule 4.1(s), (i) since January 1, 1995, no notice of any claim of a material violation of Legal Requirements relating to the Business has been received by Sellers, (ii) no investigation or review (other than routine audits) by any governmental authority is pending with respect to the Business and, (iii) to the Knowledge of Sellers after inquiry to the Plant Managers, none of the FDA, NYBCS or the DEA has threatened, orally or in writing, to conduct any investigation or review of the nature referenced in clause (ii). To the Knowledge of Sellers, all product processes (including processes relating to API) used in connection with the Business meet all material regulatory requirements and applicable FDA filings relating to the Products.

          (k)  Governmental Licenses, Etc.  Sellers have all governmental
               --------------------------
Permits necessary for the conduct of the Business as presently conducted.
Schedule 4.1(k) includes a list of all material Permits. Except as disclosed in
Schedule 4.1(k), no consent of any governmental authority is required in connection with the transfer of any Permit pursuant to the transactions contemplated hereby. The material Permits are in full force and effect. No proceeding for the suspension or cancellation of any Permit is pending or, to the Knowledge of Sellers, threatened, which suspension or cancellation would have a Material Adverse Effect. Specifically identified in such Schedule is a complete list of all approved and pending NDAs and ANDAs submitted to the FDA. All applications and amendments previously submitted by Sellers in connection with receiving such Permits were correct in all material respects at the time such applications were granted and were made in accordance and substantial compliance with all applicable rules, regulations and instructions for the filing of the same, other than such errors or failures of compliance as would not have a Material Adverse Effect. Access has been provided to Purchaser to all applications previously made or pending, including all related files, correspondence, notes and telephone logs as well as all written reports known to Sellers relating to field trials, clinical studies or laboratory testing relating to the Products. To the extent that execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby, to the Knowledge of Sellers, will or reasonably could be expected to, result in the revocation, cancellation or suspension of any of the Permits, Sellers have so notified Purchaser.

          (l)  Condition of Assets.  Except as set forth on Schedule 4.1(l), the
               -------------------
Purchased Assets are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the Business as it is currently operated. Except as set forth in an Assumed Contract or Schedule 6.10(e), there are no options to purchase, rights of first refusal or rights of first offer relating to the Purchased Assets or any portion thereof.

          (m)  Employees, Labor Matters, Etc.
               -----------------------------

               (i) Schedule 4.1 (m) contains a complete and correct list of the names of and compensation for all Employees as of the date hereof, as well as a listing of (w) each deferred compensation, incentive compensation and equity compensation plan, and each "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (x) each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA), (y) each employment, termination or severance agreement, and (z) each other employee benefit plan, fund, program, agreement or arrangement ("Plan") that is sponsored, maintained or contributed to or required to be contributed to by Sellers or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with any or all Sellers would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which any or all Sellers or an ERISA Affiliate is party, whether written or oral, in each case for the benefit of any Employee.

               (ii) There are no unfair labor practice charges or complaints pending against Sellers with respect to the Business before any governmental or administrative authority and no claim thereof has been formally asserted, nor is there any strike, slowdown, work stoppage or lockout, or, to the Knowledge of Sellers, any threat thereof, with respect to the Business.

               (iii) None of the Employees is represented by any labor union or collective bargaining unit and, to the Knowledge of Sellers, no organizational efforts are currently taking place with respect to such representation.

               (iv) Except as set forth in Schedule 4.1(m), with respect to each Plan maintained by Sellers or any ERISA Affiliate:

                     (A) Each Plan is in compliance with all material respects with applicable Legal Requirements (including, if applicable, ERISA and the Code); and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified;

                     (B) No Plan has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code; no Seller nor any ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; to the Knowledge of Sellers, no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan and no condition exists that presents a material risk of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; and

                     (C) No Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA); there is no pending or, to the Knowledge of Sellers, threatened claim of any material nature (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

               (v)   Except as set forth in Schedule 4.1(m) or as referenced in
     Section 6.1, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated thereby, will accelerate the time of payment or vesting, or increase the amount, of compensation due to any Transferred Employee.

               (vi) Except as previously disclosed to Purchaser in writing, none of the Employees has been recommended by his or her respective supervisor for termination or is a participant in a formal probation process. To the Knowledge of Sellers, no Employee has been debarred by the FDA under the Generic Drug Enforcement Act of 1992 or convicted of a felony under federal law for conduct relating to the diversion, development or approval of a drug product or relating to a drug product, nor has any Employee been accused or investigated by any government or regulatory enforcement authority for any of the foregoing. Sellers have complied in all material respects with Legal Requirements relating to the conduct of background checks on Employees.

          (n)  Investment Advisers.  Sellers have utilized the services of J.P
               -------------------
Morgan Securities Inc. in connection with the subject transaction and will be solely responsible for their fees and charges. Except as provided in the foregoing sentence, Sellers have not made any agreement or taken any action with any person or taken any action that would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

          (o)  Intellectual Property.
               ---------------------

               (i) Part I of Schedule 4.1(o) hereof is a true and complete list of all material Intellectual Property (other than generic type property such as know-how described in clause (iv) of the definition of the term Intellectual Property). Each of the Trademarks is valid and subsisting and, except as set forth on Schedule 4.1(o) or Schedule 6.10(e), all of the filed Patents and Trademarks are owned solely and exclusively by Sellers and Sellers have the sole and exclusive right to the use thereof for their applicable fields of use in the jurisdictions in which they are registered, subject to the rights of third parties under Assumed Contracts. Sellers warrant that all fees or required submissions with respect to Intellectual Property that are due on or before the Closing have been or will be made prior to the Closing.

               (ii) Except as set forth on Schedule 4.1(o), there are no material asserted claims or demands of any person or entity pertaining to the Intellectual Property or the rights of Sellers thereunder, and there are no proceedings pending or, to the Knowledge of Sellers, threatened, that challenge the rights of Sellers in respect of the Intellectual Property, and to the Knowledge of Sellers, (x) none of the Intellectual Property is being infringed upon or misappropriated by any third party, (y) none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement affecting the scope of the free and unrestricted use thereof by Sellers and (z) there is no pending opposition, revocation or cancellation proceeding or similar action in respect of the Intellectual Property.

               (iii) No material trade secret or confidential know-how or other confidential information relating to the Business has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that fully protects the Sellers' proprietary interests in and to such confidential information, except where such disclosure would not have a Material Adverse Effect.

               (iv) To the Knowledge of Sellers, other than as set forth (solely for informational purposes, and not for purposes of making a representation) on Part II of Schedule 4.1(o), no person or entity has registered, attempted to register or otherwise used any trademark, service mark, trade name, logo or trade dress identical to, or confusingly similar to, any of the Trademarks, except for (i) Sellers' use of the foregoing to identify the Exempted Products in the Exempt Territories, (ii) the Trademarks themselves and (iii) third parties exercising rights to use trademarks in non-U.S. jurisdictions as referenced on Part I of Schedule 6.10(e) or pursuant to rights to such usage transferred by DuPont prior to the formation of DMPC as referenced on Part II of Schedule 6.10(e).

          (p)  Selling Materials and Policies.  DMPC and Endo have delivered to
               ------------------------------
Purchaser (i) all customer lists relating to the Business and (ii) information regarding terms and conditions of all existing material contracts relating to the Products (including, without limitation, copies of such contracts).

          (q)  Computer Software.  Schedule 4.1(q) contains a complete and
               -----------------
accurate list of (i) all material computer software used solely in connection with the Business under which Endo or DMPC is a licensee, lessee or otherwise has obtained from a third party the right to use computer software (the "Licensed Software") and (ii) all Owned Software. Endo and DMPC have the right and license to use and sublicense the Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Schedule 4.1(q) or except such that would not have a Material Adverse Effect. Endo and DMPC are in compliance with all material provisions of each license, lease or other similar agreement pursuant to which either has rights to use the Licensed Software, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 4.1(q), to the Knowledge of Sellers, all Owned Software was developed (i) by employees of Sellers within the scope of their employment or (ii) as "works-made-for-hire" as that term is defined under 17 U.S.C. (S) 101.

          (r)  Contracts Listed; No Default.  Schedule 4.1(r) contains a
               ----------------------------
complete and correct list of all Assumed Contracts, other than Routine Contracts. Sellers have made available to Purchaser complete and correct copies of all Assumed Contracts, except that, in the case of Partially Assigned Contracts, the portions thereof relating to non-Generic Products or sales outside of the United States may have been redacted. All Assumed Contracts listed in Schedule 4.1(r), as to third parties, to the Knowledge of Sellers, are in full force and effect and there does not exist thereunder any material default or breach, or impending default or breach, by Sellers or, to the Knowledge of Sellers, the other parties thereto. All Assumed Contracts are assignable to Purchaser without the consent of any third party or governmental authority, except as set forth on Schedule 4.1(c) and except for contracts where the absence of such consent would not have a Material Adverse Effect. Aside from the Assumed Contracts, to the Knowledge of Sellers there are no material contracts to which Sellers are party which are related to the conduct of the Business.

          (s)  Environmental Protection:  Except as set forth in Schedule 4.1(s)
               ------------------------
hereto:

               (i) Sellers have obtained all permits, licenses and other authorizations which are required under the Environmental Laws for the ownership, use and operation of the Business, including, but not limited to, the ownership, use and operation of the Building, all such permits, licenses and authorizations are in effect, no appeal or any other action is pending to revoke any such permit, license or authorization, and Sellers are in full compliance with all terms and conditions of all such permits, licenses and authorizations, except where any such failure to obtain or failure of compliance would not have a Material Adverse Effect.

               (ii) To the Knowledge of Sellers, Sellers are in compliance with all Environmental Laws with respect to the operations and activities of the Business, except where failure to be in compliance would not have a Material Adverse Effect.

               (iii) Sellers have delivered to Purchaser true and complete copies of any environmental studies made in the last five years relating to the Building or the Business.

               (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the Knowledge of Sellers, threatened, against or involving the Business or the Building that relates in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued,
     entered, promulgated or approved thereunder.   Sellers have not received
     any official notice or order affecting the Business or the Building from any governmental agency or other third party advising Sellers that they are responsible or potentially responsible for cleanup or paying the cost of cleanup of any Hazardous Substances and Sellers have not entered into any agreements concerning any such cleanup.

               (v) Sellers have not, and to the Knowledge of Sellers, no other person has, Released, discharged, buried, dumped or disposed of any Hazardous Substances on, or beneath or adjacent to the Building, except in compliance with applicable Environmental Laws.

          (t)  Sufficiency of Assets.  The Purchased Assets, taken together with
               ---------------------
Purchaser's rights under the Ancillary Agreements, the Assumed Contracts and the West Point Pharma contracts referenced in Section 7.5(j), comprise assets, rights and properties that are reasonably sufficient in order for Purchaser to carry on the Business as currently conducted in all material respects.

          4.2  Purchaser's Warranties.  Purchaser represents and warrants as of
               ----------------------
the date of this Agreement as follows:

          (a)  Organization and Related Matters.  Purchaser is a corporation
               --------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to own its properties and assets and is duly qualified or licensed to do business in each jurisdiction where such qualification is required, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, assets or financial condition of Purchaser. Purchaser has all necessary corporate power and authority to conduct its business as currently conducted, to carry out the transactions contemplated by this Agreement and to perform its obligations hereunder, and has taken, or prior to Closing will take, all necessary and proper action authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered by Purchaser and constitutes, and the Ancillary Agreements, upon execution, will constitute, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as regards the Ancillary Agreements as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium or other laws or equitable principles affecting generally the enforcement of creditors' rights and remedies.

          (b)  No Contravention of Applicable Law.  Purchaser's execution,
               ----------------------------------
delivery and performance of this Agreement and the Ancillary Agreements do not and will not contravene or cause a default under any Legal Requirement or contract to which Purchaser is subject or party.

          (c)  Purchase Price Funding.  Purchaser has delivered to the Sellers
               ----------------------
copies of a written commitment letter from The Chase Manhattan Bank to act as agent for, and to participate in, a syndicate of banks to provide to Purchaser, subject to the terms and conditions thereof, acquisition financing in the amount of $ 165,000,000 (the "Bank Financing"). The Bank Financing, together with Purchaser's anticipated equity capitalization, is sufficient to pay at Closing the cash portion of the purchase price for the Purchased Assets as set forth in
Section 3.1. Purchaser has delivered to Sellers a copy of its written commitment letter for equity capitalization from Kelso & Company.

          (d)  Investment Advisers.  Purchaser has not made any agreement or
               -------------------
taken any action that would cause any person to be entitled to claim payment of any agent's, broker's finder's fee or commission from Sellers or their Affiliates in connection with the transactions contemplated by this Agreement.

          (e)  DEA Permitting.  Purchaser is not aware of any facts or
               --------------
circumstances which would reasonably be expected to make it unlikely for Purchaser to obtain in a timely manner all DEA and NYBCS approvals required in connection with Purchaser's intended operation of the Business.


                                   ARTICLE 5
            Conduct of Business Pending Closing; Interim Covenants

          5.1  Ordinary Course.  From the date hereof to the Closing Date (or
               ---------------
until the Termination Date, if earlier):

          (a) Subject to Section 5.1(f), Sellers shall operate the Business in the ordinary course consistent with past practices and shall use reasonable commercial efforts (i) to maintain and preserve relationships with the suppliers and customers of the Business and (ii) to keep available to Purchaser the services of the present Employees. Sellers shall not transfer, sell or otherwise convey any of the Purchased Assets (except for sales of Inventory in the ordinary course of business) or subject any of the Purchased Assets to any Lien.

          (b) Sellers shall not knowingly take any action that would be reasonably likely to cause any of its representations or warranties contained in the Agreement to be untrue in any material respect.

          (c) Sellers shall not increase the compensation payable or to become payable by Seller to its Employees, except for increases in salary or wages in the ordinary course of business consistent with past practices or as required by applicable law, or grant any severance or termination pay (except as required by current agreement or by applicable law).

          (d) Sellers shall not in connection with the Business other than in the ordinary course of business and after consultation with Purchaser (i) enter into any new agreements or commitments (including any employment or severance agreements with any Employee, except as provided in this Agreement) or (ii) terminate or amend any existing agreements or commitments; and Sellers shall in no event sell, transfer, license or otherwise dispose of, or permit to lapse or expire, any Intellectual Property or NDAs/ANDAs, or any interest therein.

          (e) Sellers will promptly notify Purchaser of any event of which Sellers obtain knowledge that has had, or that is reasonably expected to have, a Material Adverse Effect.

          (f) Sellers agree that (i) any action relating to any of the following must be (and Sellers represent that such actions since April 7, 1997 have been) jointly agreed to by the Chief Financial Officer of DMPC and the President of the U.S. Pharmaceuticals Division of DMPC prior to being taken by Sellers; (x) any significant decisions of any kind related to the Products; (y) any single or multiple offerings to any existing or potential customer of the Business which relate to commercial terms, short-term dating or inventory arrangements; or (z) any special or long-term stocking arrangements relating to the Business; and (ii) the President of the U.S. Pharmaceuticals Division of DMPC, or her designee, has (and Sellers represent that since April 7, 1997 such person has had): (x) the right to participate in DMPC's Sales and Operations Planning decision-making processes relating to the Business and (y) the responsibility for jointly managing, together with representatives of DMPC, the inventory of Products.

          5.2  Other Offers; Termination of Agreement.
               --------------------------------------

          (a) Effective as of the date hereof, and continuing through the earlier of the Closing Date or the Termination Date, Sellers shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the initiation of inquiries or proposals from, provide any confidential information to, or participate in any discussions or negotiations or cooperate with, any corporation, partnership, person or other entity or group (other than Purchaser and its Affiliates and their respective officers, employees, representatives and agents) that could involve, directly or indirectly, any sale by Sellers of the Business or the Purchased Assets (other than the sales of Inventory in the ordinary course of business consistent with past practices), or any similar transaction involving Sellers or otherwise facilitate or encourage any effort or attempt to do or seek any of the foregoing, regardless of the economic or other terms of any such sale or transaction. Sellers will immediately advise all parties that have previously entered into confidentiality agreements regarding such a sale with Sellers that all confidential information shall be returned to Sellers and that any consents or invitations to make any proposals of the type prohibited herein are withdrawn. Sellers will immediately cease and cause to be terminated any existing activities or negotiations with any parties conducted heretofore with respect to any such inquiry or proposal relating to the sale of the Business or the Purchased Assets. Sellers will promptly advise Purchaser of the identity of any person, entity or group that makes any proposal or inquiry of the type described in the first sentence of this Section 5.2(a).

          (b) In the event that Closing does not take place within ninety (90) days following the date of this Agreement, each of Sellers, on the one hand, and Purchaser, on the other, shall have the right to terminate this Agreement in their or its sole discretion at any time thereafter on written notice to the other, without sustaining any liability to the other, other than for a breach of any of the representations, warranties or covenants contained herein; provided, however, that in the event Closing is delayed beyond such ninety (90) day period due to the failure of Purchaser to obtain the Required DEA/NYBCS Permits (notwithstanding diligent efforts to obtain the same) then the Termination Date will be extended until the third business day after the Required DEA/NYBCS Permits are obtained, except that (i) Sellers may terminate this Agreement in their sole discretion upon notice to Purchaser if the Required DEA/NYBCS Permits are not obtained within 150 days following the date hereof and (ii) Purchaser may terminate this Agreement in its sole discretion upon notice to Sellers if the Required DEA/NYBCS Permits are not obtained within 180 days following the date hereof. The effective date of any termination of this Agreement made in accordance with the terms of this Section 5.2(b) is herein referred to as the "Termination Date".

          (c) In the event of termination of this Agreement in accordance with this Section 5.2, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective Affiliates, directors, officers or employees, except for any liability for breach referenced in Section 5.2(b) or the obligations of the parties contained in Sections 5.6, 6.3 and 9.3.

          5.3  Access.  Sellers agree that, from the date hereof until the
               ------
Closing, upon reasonable prior notice, Sellers shall allow Purchaser and its authorized agents, accountants, advisors and financing sources reasonable access to examine the Purchased Assets, the Building, relevant records of the Business (including, without limitation, monthly internal financial reports concerning the Business to the extent prepared) and such additional information regarding the Business and Purchased Assets as Purchaser may from time to time, reasonably request; provided that any such examination shall be conducted during normal business hours in such manner as not to interfere with the operation of the Business. No investigation or review by Purchaser or its agents pursuant to this

Section 5.3 shall affect any representation or warranty given by the Sellers hereunder nor shall such investigation or review be deemed to have cured any misrepresentation or warranty made in this Agreement; provided, however, that Purchaser shall advise Sellers of any circumstances that come to its attention that are, or could reasonably be likely to be, in violation of any of the representations and warranties of Sellers made pursuant to this Agreement or any Ancillary Agreement.

          5.4  Filings; Consents.
               -----------------

          (a) As promptly as practicable after the date hereof, Sellers and Purchaser shall (i) cooperate with one another to identify all notices, declarations, filings and registrations required to be filed with, and all consents, authorizations, approvals and waivers required to be obtained from, any third person or governmental authority in connection with the transactions contemplated by this Agreement and (ii) cooperate with one another to take such actions as may be necessary to cause such notices, declarations, filings and registrations to be filed and such consents, authorizations, approvals and waivers to be obtained.

          (b) Without limitation of Section 5.4(a), promptly after the execution and delivery of this Agreement, Sellers, on the one hand, and Purchaser, on the other, shall make any and all filings required under the HSR Act and shall furnish to each other such necessary information and reasonable assistance as the other may request (including, without limitation, copies of all correspondence, filings or communications with representatives of any governmental agency) in connection with its preparation of necessary filings or submissions to any governmental agency. The parties shall keep each other appraised of the status of any communications with, and inquiries or requests for additional information from, the Federal Trade Commission and the Department of Justice and shall comply promptly with any such inquiry or request and shall use their best efforts to reach mutually agreeable resolutions with respect to any action required to obtain clearance of the transactions contemplated by this Agreement.

          (c) Without limitation of Section 5.4(a), Purchaser shall promptly make all filings with the DEA and the NYBCS necessary for obtaining all permits that will be required for its continuing operations at the Building (the "Required DEA/NYBCS Permits") and shall diligently prosecute such applications. In addition, Purchaser and Sellers shall cooperate in identifying alterations that will be required at the Building in order for Purchaser to obtain the Required DEA/NYBCS Permits, and Sellers shall make such alterations at Purchaser's sole expense.

          (d) Each of the parties hereto agrees to use its best efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to or at the Closing and to effect Closing.

          5.5  Transfer of Regulatory Approvals.  In connection with the
               --------------------------------
consummation of the transactions contemplated by this Agreement, Sellers agree to transfer or cause their Affiliates to transfer all transferable Permits related to the operation of the Business to Purchaser in a timely fashion and Sellers shall use all commercially reasonable efforts both prior to and after Closing to complete such transfers as promptly as possible.

          5.6  Expenses.  Subject to Section 6.8, each of the parties shall be
               --------
solely responsible for all of its expenses in connection with the performance of this Agreement, including all expenses associated with obtaining all required approvals required hereunder or by applicable law to be obtained by it in connection with consummating the subject transactions.

          5.7  Supplemental Disclosure.    Sellers shall, prior to Closing,
               -----------------------
supplement the Schedules hereto with respect to any matter coming to their knowledge that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in any such Schedule. Any such supplemental disclosure will not be deemed to have cured any breach of any representation or warranty made in this Agreement or affect any rights to indemnification hereunder, nor will it be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions to Closing set forth in Article 7 have been satisfied.


                                   ARTICLE 6
                                   Covenants

          6.1  Employees.
               ---------

          (a)  Employment by Purchaser.  The parties agree that each of the
               -----------------------
Employees identified on Schedule 6.1(a) who continues to be on the employment rolls of DMPC as of the Closing Date will be offered employment by Purchaser beginning as of the Closing Date. Purchaser's intent is that each such Transferred Employee will be continued in his or her employment for a minimum period of one (1) year from the Closing Date; provided, however, that the parties acknowledge that Purchaser's ability to continue such Employee's employment will be subject to market and business conditions and nothing contained herein shall be construed as obligating Purchaser to continue the employment of any such Employee for any minimum period of time if it is not, in Purchaser's discretion, reasonably practicable to do so under prevailing market and business conditions.

          (b)  Transfer of Personnel; Pension and Other Benefits.
               -------------------------------------------------

               (i) Subject to Section 6.1(a) and except as otherwise expressly provided in this Section 6.1(b), any Employee who accepts Purchaser's offer of employment and becomes a Transferred Employee shall be treated as a newly-hired employee of Purchaser and shall be subject to the applicable terms and conditions set forth in Purchaser's employment and personnel manuals and procedures as established and revised from time to time.

               (ii) As of the Closing Date, Transferred Employees shall cease to participate in DMPC's Plans and shall commence participation in the applicable employee benefit plans of the Purchaser (which shall include a pension plan). All liabilities under DMPC's Plans with respect to the Employees shall remain liabilities of Sellers. Purchaser will provide full credit for service recognized by DMPC under the DuPont Merck

     Pharmaceutical Company Pension and Retirement Plan as of the Closing Date for purposes of eligibility and vesting under Purchaser's pension and retirement plan. Without limitation of the foregoing provisions of this
     Section 6.1(b)(ii), DMPC will maintain responsibility for pension benefits accrued up to the Closing Date under The DuPont Merck Pharmaceutical Company Pension and Retirement Plan and will pay such benefits directly to the Employees in accordance with the terms of that Plan.

               (iii) Purchaser shall treat employment with DMPC as if it were employment with Purchaser for purposes of calculating the entitlement of a Transferred Employee to future sick leave days, personal days and vacation days.

               (iv) Each Transferred Employee shall be paid by DMPC for the value of vacation days accrued by such Transferred Employee while employed by DMPC and available for use as of the Closing Date, including any such days first accrued prior to 1997 and carried over to 1997. Following Closing, each Transferred Employee shall accrue vacation days at the rate determined under Purchaser's vacation schedules as in effect from time to time.

               (v) As of the Closing Date, or as soon thereafter as is practicable, DMPC shall permit each Transferred Employee to elect, in accordance with applicable law, to (i) maintain such Transferred Employee's DuPont SIP Plan Account, if any, in the DuPont SIP Plan Trust, as if the Transferred Employee were currently employed by DMPC (except that Transferred Employees shall not earn service credit nor make contributions following the Closing Date), until such time as the Transferred Employee elects, or is required by law, to receive a complete or partial distribution of the DuPont SIP Plan Account or (ii) transfer such DuPont SIP Plan Account to an Eligible Retirement Plan in accordance with Code
     Section 402(c); provided, however, that no transfer to an Eligible Retirement Plan sponsored by Purchaser shall occur until Purchaser demonstrates to the reasonable satisfaction of DMPC that, at the time of transfer, such Eligible Retirement Plan satisfies the requirements for qualification under Section 401(a) of the Code. Notwithstanding the foregoing, DMPC reserves its right to distribute DuPont SIP Plan Accounts in connection with the complete or partial termination of DMPC's participation in the DuPont SIP Plan. Purchaser covenants that in the event it sponsors any Eligible Retirement Plan the terms of such Eligible Retirement Plan and any associated trust agreement shall permit the transfers contemplated by this Section 6.1(b)(v).

               (vi) Each Transferred Employee who is a participant in one or more of DMPC's group life and/or health benefit plans (including plans providing non-core benefits such as dental or vision care) (including plans offered by DMPC as a participating Affiliate in DuPont benefit plans) shall become a participant in a similar plan or plans (if any) maintained by Purchaser as of such employee's initial date of employment with Purchaser, subject only to any generally applicable requirements contained in the Purchaser's plans for (A) enrollment, (B) eligibility based upon the number of hours generally worked, and/or (C) execution of a salary deduction/reduction agreement for payment of any employee premium share for such coverage. Each such Transferred Employee's (and covered dependents') period of coverage under DMPC's plans shall be counted as coverage under the Purchaser's plans for purposes of applying any (A) pre-existing condition exclusion or limitation, or (B) waiting period requirement contained in the Purchaser's plans. Transferred Employees who, as of the Closing Date, are not eligible for coverage under DMPC's group life and/or health benefit plans or are eligible for coverage but have not elected coverage (A) shall, for purposes of determining eligibility for coverage in the similar Purchaser's plans, be entitled to credit in the Purchaser's plans for service as an employee of DMPC and (B) shall be treated as newly-hired employees under the similar Purchaser's plans for all other purposes (including for purposes of determining the applicability of any exclusions or limitations relating to evidence of insurability and pre-existing conditions).

               (vii) Purchaser shall not be liable or responsible for any obligation of any kind to any Transferred Employee existing or arising prior to Closing under any Plan, or with respect to any claimed breach of a Legal Requirement relating to the employment relationship between any Transferred Employee and DMPC, and DMPC agrees to indemnify Purchaser with respect to any claims any Transferred Employees may make against Purchaser with respect to such obligations.

          (c)  Terminations.  After the Closing Date, Purchaser will have the
               ------------
right to terminate any Transferred Employee as prevailing market and business conditions dictate in Purchaser's sole discretion; provided, however, that it is Purchaser's intent not to terminate any Transferred Employee except for cause for a minimum period of one (1) year from the Closing Date. DMPC will have no liability for severance pay for any Transferred Employee terminated by Purchaser. Purchaser agrees to indemnify and hold harmless DMPC for any and all costs, including attorneys fees, associated with (i) any claim for severance pay by a Transferred Employee terminated by Purchaser, (ii) any claim for any loss by a Transferred Employee terminated by Purchaser relating to wrongful termination or discrimination and (iii) any claim for any loss by a Transferred Employee relating to any alleged violation of any applicable Legal Requirements by Purchaser on or after the Closing Date.

          (d)  DMPC Payments.  DMPC will pay to applicable Transferred Employees
               -------------
amounts equal to the prorated portion of the base pool budgeted amount that would have been earned by participating Transferred Employees under the DMPC annual variable compensation plan with respect to the 1997 plan year, which payments shall be made when and as due under the terms of the annual variable compensation plan. Transferred Employees who were participants in the DMPC's Founders' Shares and/or Performance Sharing Plans will be deemed to have been subject to "good faith termination" for purposes of such plans. Payments under the Founders's Shares Plan shall be made according to each applicable Transferred Employee's election pursuant to such plan. Payments under the Performance Sharing Plan shall be made to applicable Transferred Employees in accordance with the terms of such plan. Transferred Employees who were participants in the DMPC's Strategic Performance Incentive Plan as applicable to the performance periods 1995-1997 and 1996-1998 will be deemed to have been subject to "good faith termination" for purposes of such plan periods and shall receive a pro rata share of distributions for the applicable plan periods when such distributions are otherwise payable in accordance with the terms of the DMPC Strategic Performance Incentive Plan for such plan periods.

          6.2  Mutual Covenant Not to Compete.
               ------------------------------

          (a) For a period of five (5) years following the Closing Date, Sellers shall not, directly or indirectly, manufacture, market, sell or distribute, or license to or otherwise grant or transfer to third parties (including without limitation DuPont and Merck or their Affiliates) the right to manufacture, market, sell, distribute or develop (unless any such product to be developed is not marketed, sold or distributed prior to the fifth anniversary of the Closing
Date), any pharmaceutical product that contains a compound that constitutes an API on the Closing Date or a compound that is a Derivative of any such API or, directly or indirectly, invest in, manage, operate, join or control as a partner, stockholder, member or otherwise any entity that engages in any such activities (any of the foregoing constituting a "Competitive Activity"); provided, however, that nothing contained herein shall limit Sellers from: (i) conducting any Competitive Activity with respect to an Exempted Product, in the Dosage Form existing on the Closing Date, in its applicable Exempt Territory or Exempt Territories; (ii) conducting any Competitive Activity with respect to Sinemet or Sinemet CR; (iii) manufacturing an Exempted Product, in the Dosage Form existing on the Closing Date, in the United States or elsewhere for distribution and sale in its applicable Exempt Territory or Exempt Territories or conducting any other activities for which Sellers are licensed under Section 2.6(b); (iv) conducting any Competitive Activity for the account of Purchaser necessary to the performance of Sellers' obligations under this Agreement or the Ancillary Agreements; (v) conducting any Competitive Activity with respect to a product that combines any such API or Derivative with a separate active pharmaceutical ingredient where the product is intended to be principally utilized for an indication outside of pain management or the principal indication (as of the Closing Date) of the Products utilizing the API or Derivative contained in such product; provided, however, that the exception provided in this clause (v) shall not apply to oxymorphone or molindone; (vi) investing in securities having less than 10% of the outstanding voting power of any entities whose securities are publicly traded or listed on any securities exchange or automatic quotation system or owning any equity interest through any employee pension or benefit plan; or (vii) acquiring any interest in any business some of the operations of which would otherwise violate the Competitive Activity prohibitions, whether as part as an acquisition, by joint venture, merger or other business combination, so long as the acquiring entity divests itself of such competing operations as soon as reasonably practicable, but no later than 12 months after such acquisition. As used in this Section 6.2, a "Derivative" of an API shall mean a compound whose molecular structure is a modification of the molecular structure of the first API, but is not so different as to constitute a separately patentable compound. If any such modified compound does not constitute a Derivative solely because it is separately patentable, then for a period of five (5) years following the Closing Date Sellers shall not conduct any Competitive Activity with respect to a pharmaceutical product containing such modified compound where the product is intended to be principally utilized for any pain management indication or the principal indication (as of the Closing Date) of any of the Products utilizing the API from which such modified compound was derived; provided, however, that prior to the commencement of commercial sale of any such modified compound described in the preceding sentence, Sellers shall provide to Purchaser a copy of an issued patent or patent pending with claims covering such compound having a filing date subsequent to the Closing Date, it being understood that, in the event such patent pending is rejected, such modified compound shall no longer be considered a separately patentable compound under this Section 6.2(a).

          (b) For a period of five (5) years following the Closing Date, Purchaser shall not, directly or indirectly, manufacture, market, sell or distribute, or license to or otherwise grant to third parties the right to manufacture, market, sell or distribute, (i) an Exempted Product, in the Dosage Form existing on the Closing Date, in its applicable Exempt Territory or Exempt Territories or (ii) any Excluded Product in the U.S. or elsewhere, or, directly or indirectly, invest in, manage, operate, join or control as a partner, stockholder, member or otherwise any entity that engages in any such activities; provided, however, that nothing contained herein shall limit Purchaser from engaging in any of the permitted activities (as construed to apply to Purchaser) referenced in clauses (vi) and (vii) of Section 6.2(a), subject to satisfaction of the conditions therein set forth; and provided further, that in the event Purchaser should develop a new formulation of a Product that is also an Exempted Product in its applicable Exempt Territory or Exempt Territories, which formulation consists of the same, or a variation of the same Dosage Form as such Exempted Product but is of a different strength or formulation, then Purchaser shall have the right to manufacture, market, sell or distribute, directly or indirectly, such Product in the applicable Exempt Territory or Exempt Territories to the extent it first offers Sellers a right of first refusal to act as Purchaser's agent in connection with such manufacturing, marketing, sale or distribution of such Product in the applicable Exempt Territory or Exempt Territories, provided that if Sellers fail to exercise such right within three
(3) months after being offered such right, then Purchaser shall not be bound by the restrictions in this Section 6.2(b) as to the manufacture, marketing, sale or distribution of such new formulation of a Product in the applicable Exempt Territory or Exempt Territories.

          (c) Sellers, on the one hand, and Purchaser, on the other, recognize and agree that a breach of any of its respective covenants set forth in this
Section 6.2 could cause irreparable harm to the nonbreaching party, that the nonbreaching party's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order, preliminary injunction or injunction or all of said remedies may be issued against the breaching party, in addition to any other rights and remedies that are available to the nonbreaching party. If this Section 6.2 is more restrictive than permitted by the laws of any jurisdiction in which a party hereto seeks enforcement hereof, this Section 6.2 shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in this Section 6.2 shall be construed as a series of separate covenants, one for each state within the United States and one for each country outside the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 6.2, then such unenforceable covenant shall be deemed reduced in scope or duration, or eliminated from these provisions for the purpose of those proceedings, to the extent necessary to permit the remaining separate covenants to be enforced and this Section 6.2 to be given effect to the maximum extent permissible.

          (d) If all or part of this Section 6.2 is held invalid, illegal or incapable of being enforced by any governmental, administrative or judicial authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 6.2 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          (e) Nothing contained in this Section 6.2 shall apply to actions properly taken by Purchaser or Sellers in accordance with the provisions of this Agreement (including, without limitation, Section 2.6) or any of the Ancillary Agreements.

          6.3  Confidentiality.
               ---------------

          (a) Except as expressly set forth in this Section 6.3(a), each party shall, and shall cause its Affiliates and its and their officers, directors, employees, agents and subcontractors (collectively, "Recipients") to, keep secret and retain in confidence any and all data, reports, technical, commercial, scientific and other information that is or has been disclosed to it in any form and designated as confidential by the other party hereto or any of such other party's Affiliates or Recipients prior to or after the date of this Agreement and that relate to any such other party or any such other party's Affiliates or their respective businesses ("Confidential Information") and shall not disclose directly or indirectly any Confidential Information, and shall cause its Affiliates and its and their Recipients not to disclose directly or indirectly any Confidential Information, to anyone outside such party, such Affiliates and their respective agents; provided, however, that (i) if either party is legally required to disclose any of the Confidential Information, such party shall provide the other with prompt notice thereof so that the other party may seek an appropriate protective order, and in the absence of such an order, the party being required to make disclosure of the Confidential Information shall furnish only that portion of the Confidential Information that such party has been advised by its attorneys in writing it is legally required to disclose and shall use its best efforts to obtain confidential treatment thereof; (ii) the restriction on disclosure of Confidential Information set forth in this
Section 6.3(a) shall not apply to Confidential Information that (x) is already in the public domain, or released to the public through no fault of the Recipient, (y) information disclosed to the Recipient by a third party having the right to disclose such information or (z) information that is developed by or for the Recipient or its Affiliates independently of either the information provided under this Agreement or any information provided under any Ancillary Agreement; and (iii) each party agrees to treat all non-public information disclosed to it in any form and not designated as confidential by the other party hereto with the same standard of care with which it treats its own non-public information.

          (b) Purchaser shall, and shall request each Transferred Employee who has or had access to the intellectual property of Sellers to, enter into such further confidentiality agreements as Sellers may reasonably request in connection with Sellers' safeguarding of its trademarks, trade secrets, proprietary and other confidential information that is known to Purchaser or any Transferred Employee and that is not being transferred hereunder to Purchaser. Sellers shall, and shall request each of their employees who has or had access to the Intellectual Property to, enter into such further confidentiality agreements as Purchaser may reasonably request in connection with Purchaser's safeguarding of the Intellectual Property acquired by Purchaser.

          (c) Purchaser, on the one hand, and Sellers, on the other, acknowledge and agree that a breach by the other of any of the confidentiality agreements referred to in this Section 6.3 could cause irreparable harm to the non-breaching party, that such non-breaching party's remedies at law in the event of such a breach would be inadequate, and that, accordingly, in the event of such a breach, a restraining order, preliminary injunction or injunction or all of said remedies may be issued against the breaching party and/or any of its officers or employees, as applicable, in addition to any other rights and remedies that are available to the non-breaching party.

          (d) Sellers further agree to assign to Purchaser, and Purchaser hereby agrees to assume, any and all confidentiality agreements that Sellers have entered into with any third parties in connection with the sale, or contemplated sale, of the Business.

          (e)  The confidentiality obligations of the parties under this Section
6.3 (including, without limitation, Sellers' obligations to maintain strict confidentiality pertaining to all Intellectual Property conveyed to Purchaser hereunder, and Purchaser's obligation to maintain strict confidentiality with respect to all intellectual property of Sellers that is not being transferred to Purchaser) shall in each case survive Closing and remain in full force and effect for a period of ten (10) years following the Closing Date.

          6.4  ADE Database.  From and after the Closing Date, for a period of
               ------------
time as provided in the Administrative Services Agreement, (i) Sellers will continue to maintain the official worldwide adverse drug experience ("ADE") databases for the Products and the API and (ii) Sellers will continue to coordinate ADE investigations, prepare and file reports with the FDA (including "periodic reports" and "product annual reports"), maintain surveillance of the published scientific literature to compile all safety and other information necessary for FDA filings, make increased frequency calculations for ADEs as required to meet FDA requirements, and conduct all other activities required to comply with all U.S. federal, state and local laws and regulations relating to the Products and APIs. Upon the expiration of the periods of time for performance of the foregoing services by Sellers pursuant to the Administrative Services Agreement, Purchaser will perform or cause to be performed all of the foregoing activities, except with respect to Exempted Products in Exempt Territories.

          6.5  Compliance with Law in Conduct of Business.  Purchaser agrees
               ------------------------------------------
that it will comply in all material respects with all Legal Requirements that govern the conduct of the Business from and after the Closing Date, including all orders, judgments and decrees issued by any court of competent jurisdiction.

          6.6  Use of Labeling.  After the Closing Date, except as provided in
               ---------------
the Ancillary Agreements, or as subsequently agreed to by the parties in writing, Purchaser shall not use the names "DuPont Merck", "Merck", or "DuPont" or the DuPont Merck corporate logo except that Purchaser shall be entitled for six (6) months after the Closing Date (a) to use any inventory of product labels, product packaging, package inserts, leaflets and sales literature with respect to Transferred Inventory in existence at the Closing Date and (b) to sell any Transferred Inventory on or with which such labels, packaging, inserts and leaflets are used, except that, to the extent that Transferred Inventory of any Product is, upon transfer, of such a quantity that it is not practicable to sell all Transferred Inventory of such Product within six (6) months of Closing, Purchaser shall have the right to continue to sell the Transferred Inventory of such Product until it is exhausted, without regard to the restrictions contained in this Section 6.6, but in no event after the first anniversary of the Closing Date.

          6.7  Continuing Relationships
               ------------------------

          (a) Sellers shall use their reasonable commercial efforts to facilitate the transfer of the Business from Sellers to Purchaser by providing assistance to Purchaser subsequent to the Closing in (i) communicating with each customer regarding the transfer of the Business, outlining how future orders should be placed, describing changes in invoicing procedure, summarizing Sellers' ongoing obligations to the Business (including without limitation those obligations relating to Returns effected under Section 6.7(b)) pursuant to this Agreement and any other facts or information that would assist customers in complying in all respects with any new requirements arising from the transactions contemplated by this Agreement, provided, that the content of such
                                             --------
communications shall be the product of representatives of both Purchaser and Sellers, and both sides will be in agreement on such content prior to it being sent; (ii) forwarding payments from Purchaser's customers that may be misdirected to Sellers; and (iii) otherwise providing reasonable general assistance as requested by Purchaser with matters concerning the Business. Any out-of-pocket expenses incurred by Sellers in connection with providing any such assistance at the request of Purchaser shall be reimbursed by Purchaser within thirty (30) days following request from DMPC.

          (b) Sellers or Purchaser shall provide credit to customers in the United States for Returns as follows:

               (i) Sellers shall have responsibility for Medicaid rebates due and payable within nine (9) months following the Closing Date (except for any Medicaid rebates that it is clear from the circumstances relate to Products sold on or after the Closing Date) and Purchaser shall be responsible for such rebates thereafter.

               (ii) With respect to Returns other than Medicaid rebates and subject to clause (iv) of this Section 6.7(b), Sellers shall have responsibility for returns, rebates, chargebacks and shelf price adjustments with respect to all Products sold, directly or indirectly, whether to wholesales or retailers, prior to Closing and Purchaser shall have responsibility for such returns, rebates, chargebacks and shelf price adjustments with respect to all Products sold, directly or indirectly, whether to wholesalers or retailers, on or after Closing.

               (iii) The foregoing notwithstanding, as to all such returns, rebates, chargebacks and shelf price adjustments where either party believes that it is unclear from the circumstances which party is the responsible party, then Purchaser and Sellers hereby agree to cooperate in good faith and use their best efforts to arrive at an estimate of (x) the aggregate costs associated with such returns, rebates, chargebacks and shelf price adjustments and (y) the proper allocation of such costs between the parties, no later than one (1) month after Closing and to revise such estimate as and when necessary until the sixth month after Closing.

               (iv) In furtherance of the principles set forth in clause (iii) of this Section 6.7(b), Sellers and Purchaser hereby agree to pay their respective liabilities under such clause, based on the revised estimates referenced therein, until the end of the sixth (6th) month after Closing (if necessary) to those customers to whom such liabilities are due and owing, after which time Sellers and Purchaser shall pay to each other any and all outstanding amounts (if any) in connection with Returns under this Section 6.7(b); thereafter all such costs (if any) shall be borne by Purchaser (regardless of when the Products in question were sold), except to the extent that there is a dispute between the parties as to any portion of such estimate at any time during the six month period described above, in which case the parties hereby agree to use their best efforts to reach agreement as to such disputed portion as promptly as possible, provided that such six month period shall be tolled (solely with respect to such disputed portion) until final resolution of such dispute as provided herein.

               (v) In the event that the parties are unable to reach agreement as to such dispute within thirty (30) days, then such dispute shall be resolved by a jointly selected independent certified public accounting firm of nationally recognized standing to be retained by the parties solely in the event of a dispute as herein described, which accounting firm shall have expertise with respect to such determinations; such accounting firm shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties. Such accounting firm shall, acting as experts and not as arbitrators, determine on the basis of standards it deems appropriate whether and to what extent the disputed portion of the estimate as described herein is incorrect. Sellers, on the one hand, and Purchaser, on the other, shall each bear one-half of the cost associated with the engagement of such accounting firm.

          (c) After the Closing each party will act as agent for the other with respect to the receipt of payments of accounts receivable with respect to the Business, it being understood that payments of accounts receivable relating to sales of Products by Sellers prior to the Closing Date are for the account of Sellers and payments of accounts receivable relating to Products sold by Purchaser on or after the Closing Date are for the account of Purchaser.
Sellers and Purchaser, as the case may be, shall promptly remit full payment to the other. In furtherance of the foregoing, it is understood that (i) payments which by their terms relate to a specific invoice will be applied to the satisfaction of such invoice and (ii) to the extent that no invoice is so specified, Sellers or Purchaser (whichever received the payment) shall contact the account debtor and obtain its direction as to how the payment is intended to be applied.

          (d) Each party agrees that, in connection with Sellers' performance of their obligations under the Excluded Sales Contracts, Purchaser, at Sellers' request, will act as Sellers' agent in administering such contracts to the extent reasonably necessary to enable Sellers to fulfill such obligations, provided that Sellers reimburse Purchaser, quarterly in arrears or as otherwise agreed by the parties, for all reasonable costs and expenses (including without limitation cost of goods as set forth in Schedule C to the Manufacture and Supply Agreement, finished product distribution expenses, trade terms and chargebacks) incurred by Purchaser in performing such services.

          (e) In the event that Purchaser reasonably believes that any of the suppliers of API party to the API Supply Agreements identified in Part 2 of
Schedule I to the Manufacture and Supply Agreement are in breach under any of such supply agreements with respect to API being supplied for the manufacture of Purchaser's products, Sellers agree, at Purchaser's request and at Purchaser's cost, to seek redress for such breach; provided, however, in the event that if such breach exists with respect to API being supplied for the manufacture of both Purchaser's and Sellers' products, then the costs of seeking such redress shall be allocated by the parties accordingly; and provided, further, that in the event Sellers reasonably believe that no breach exists, then Sellers agree to assign to Purchaser, at Purchaser's request and at Purchaser's cost, to the extent permitted by the terms of the applicable supply agreement, Sellers' rights and obligations under such supply agreement insofar as necessary to allow Purchaser to seek redress for such breach.

          6.8  Sales and Transfer Taxes.  The parties agree that the tax
               ------------------------
burden with respect to any personal property transfer taxes, sales, use or similar taxes, if any, imposed on or in connection with the transactions contemplated by this Agreement shall be borne by the party liable under the tax laws of the applicable taxing jurisdiction. Certificates of exemption shall be provided by the parties, if applicable.

          6.9  Access to Records.
               -----------------

          (a) Each party agrees that upon reasonable request and as required to respond to court order, subpoena, inquiry, investigation, audit or any other proceeding of any governmental authority, it will provide to the other reasonable access to information from the books and records, other than purchase orders and invoices, in its possession relating to task or financial records of the Business as it was operated by Sellers prior to the Closing Date. Each party agrees to preserve such records in its possession for a period consistent with its document retention policies and procedures followed in the regular course of business. In addition, from and after the Closing, Purchaser shall provide Sellers, and Sellers shall provide Purchaser, with access at reasonable times and upon reasonable prior notice to such books and records acquired by Purchaser, and, in the case of books and records retained by Sellers, to books and records retained by Sellers, as are necessary for Sellers' or Purchaser's tax, regulatory, reporting, accounting, legal or other reasonable purposes.

          (b) For a period not to exceed five (5) years following Closing, Sellers further agree, subject to reimbursement by Purchaser of any out-of-pocket and any other reasonable expenses incurred by Sellers, to provide to Purchaser and Purchaser's accountants, underwriters and other advisors such financial and other information retained by Sellers relating to the Business

(including, as may be applicable, requesting Seller's accountants to provide copies of their work papers), and such access to management, accounting and legal personnel of Sellers, as Purchaser may reasonably request and as may reasonably be required in order to facilitate Purchaser's preparation of one or more registration statements (and/or blue sky filings) relating to any public offering of equity or debt securities of Purchaser or other sales of such securities. Sellers further agree, at Purchaser's expense, to make a good faith request to Sellers' accountants to consent to the use of the financial reports referred to in Section 4.1(e) to facilitate Purchaser's preparation of any registration statement to be filed with the Securities and Exchange Commission.

          6.10  Right of First Refusal/Right of First Offer.
                -------------------------------------------

          (a) If at any time prior to the tenth (10th) anniversary of the Closing Date any of the Sellers or one of its Affiliates determines to sell to a non-Affiliated third party the rights (including without limitation foreign product registrations and foreign trademark rights) to an Exempted Product in an Exempt Territory, it will first offer the right to purchase such rights to Purchaser or its assignee at the same price and on the same terms it intends to sell such rights to the third party. Purchaser or its assignee will have ninety
(90) days after receipt of any such offer to notify such Seller or its Affiliate of its intent to purchase such rights on such terms. If Purchaser or its assignee determines to purchase such rights on such terms, it will have 30 days to do so; if Purchaser or its assignee determines not to purchase such rights, Seller or its Affiliate will have the right to sell such rights to the third party on such terms.

          (b) If at any time prior to the tenth (10th) anniversary of the Closing Date, any of the Sellers determines to enter into a material marketing arrangement with a non-Affiliated third party with respect to any Exempted Product in an Exempt Territory, then such Seller shall notify Purchaser or its assignee of its desire to enter into a marketing agreement with respect to such marketing rights and provide Purchaser or its assignee with an opportunity to make a proposal for Purchaser or its assignee to acquire such marketing rights. Sellers shall consider any proposal made by Purchaser or its assignee in good faith but shall be under no binding obligation to enter into any marketing arrangements with Purchaser or any such assignee (it being the intent of this Section 6.10(b) only to afford Purchaser or its assignee a first right to conduct negotiations with Sellers concerning marketing arrangements prior to Sellers entering into discussions on such matters with other non-Affiliated third parties).

          (c) If within three (3) years following the Closing Date Sellers shall not have achieved gross annual Product sales of $50,000 (not including any sales to Affiliates) for any of Carbex, Narcan or Nubain in any Exempt Territory where any such Product is not sold on the Closing Date, then such Product shall cease to be an Exempted Product with respect to any such Exempt Territory where such sales level was not achieved. With respect to any such Exempt Territory where gross annual Product sales exceed $50,000 (not including any sales to Affiliates), Sellers shall, from and after the date which is three years following the Closing Date, pay Purchaser a 5% royalty on all sales above the $50,000 threshold (and Sellers and Purchaser shall enter into a royalty agreement with respect to such 5% royalty (i) which is in standard industry form for each subject Product in the subject country and (ii) which requires the reporting of sales information by

Sellers sufficient for Purchaser to confirm royalty calculations); provided, however, that Sellers shall provide to Purchaser, upon each anniversary of the Closing Date, until the third anniversary of the Closing Date, sales figures for Carbex, Narcan and Nubain in each Exempt Territory where such Product is then being sold, which sales figures shall detail gross annual sales (other than to Affiliates) for the previous year for such Product in such Exempt Territory. In the event Sellers hold a registered trademark with respect to any Product in any country that ceases to be an Exempt Territory for such Product pursuant to the terms of this Section 6.10(c), Sellers shall convey such trademark to Purchaser in consideration of Purchaser's undertakings pursuant to this Agreement and without further payment; provided that Purchaser shall bear the cost of any out-of-pocket expenses associated with transferring such trademark rights.

          (d) In addition to its other rights under this Section 6.10, Purchaser shall have the option to purchase Sellers' rights to manufacture, market, sell and distribute (i) Percocet and Percodan in any Exempt Territory other than Canada, which option may be exercised at any time following the Closing Date, and (ii) any Generic Product or Multi-Source Brand Product sold by Sellers in Canada (including Percocet and Percodan), which option may be exercised at any time following the third anniversary of the Closing Date. Any such option shall be exercisable at the fair market value of the applicable Product rights. The fair market value of Product rights with respect to any country shall be such amount as is agreed upon between Sellers and Purchaser within ninety (90) days following Sellers' receipt of Purchaser's notice to exercise its purchase option with respect to the applicable Product in the applicable country. In the event Sellers and Purchaser are unable to reach agreement as to fair market value, then fair market value shall be determined by an investment banking firm of international repute, not having a primary relationship with any of the parties to this Agreement and having expertise with respect to the valuation of rights such as the subject Product rights in the subject territory, as shall be mutually agreed upon between Sellers and Purchaser (Sellers, on the one hand, and Purchaser, on the other, to each bear one-half of the cost of such valuation).

          (e) The rights of Purchaser or its assignee under this Section 6.10 are subject to all rights of third parties under contractual arrangements in place as of the date of this Agreement, as identified on Schedule 6.10(e).

          6.11  Reliance On and Maintenance of Current NDAs and ANDAs.  To the
                -----------------------------------------------------
extent that Sellers' conduct of the Excluded Business is dependent on certain of the NDAs or ANDAs in the form such NDAs or ANDAs exist on the Closing Date, Purchaser hereby agrees to maintain such NDAs or ANDAs in such current form, subject to continuing FDA approval, and to allow Sellers to rely on such NDAs or ANDAs as necessary to carry on the Excluded Business; provided, however, that the reasonable costs of maintaining such NDAs or ANDAs in such current form shall be borne by Sellers in the event that Purchaser ceases to rely on such NDAs or ANDAs, for whatever reason, in the conduct of its business. Purchaser shall also provide such scientific and regulatory affairs assistance as Sellers may reasonably request in connection with Sellers meeting regulatory requirements in non-U.S. jurisdictions in connection with sales of Exempted Products in their applicable Exempt Territories (subject to Sellers' reimbursing Purchaser for any out-of-pocket and any other reasonable expenses incurred by Purchaser in providing such assistance).

          6.12  Einstein Project.
                ----------------

          (a) The parties agree that, within 60 days of completion of Phase II-b clinical studies relating to the compound or compounds (the "Compound or Compounds") developed pursuant to DMPC's agreement with Albert Einstein College of Medicine of Yeshiva University ("Einstein") dated August 30, 1996 (the "Einstein Agreement"), DMPC will advise Purchaser whether or not DMPC will proceed with development of the Compound or Compounds.

          (b) If DMPC advises Purchaser that DMPC will not proceed with development of the Compound or Compounds, Purchaser will have the option, exercisable within 60 days of receipt of DMPC's notice, to agree to assume DMPC's rights and obligations under the Einstein Agreement, to the extent DMPC is able to obtain Einstein's consent to an assignment, in exchange for payment to DMPC of the fair market value of such rights. In the event such consent is not obtained, Purchaser shall have the option, exercisable within 60 days of receipt of DMPC's notice of such failure to obtain consent, to agree to license from DMPC, on standard commercial terms and at their fair market value, the exclusive rights to the Compound or Compounds.

          (c) The parties will negotiate in good faith to determine the fair market value of such assignment rights or exclusive license rights, as the case may be, provided that DMPC shall provide Purchaser with full access to all available clinical data relating to the Compound or Compounds for the purpose of aiding such determination. If agreement cannot be reached within 30 days of Purchaser's election to assume or license such rights, fair market value will be determined by an investment banking firm of nationally recognized stature selected by the parties. The cost of such valuation will be shared equally by the parties.

          (d) In the event that Purchaser obtains a license as described above, Purchaser shall have complete control over the Compound or Compounds from development through commercialization, subject to Purchaser arranging for the proper performance of any continuing obligations of DMPC as the nominal licensee under the Einstein Agreement.

          (e) If DMPC advises Purchaser that DMPC will proceed with development of the Compound or Compounds, as provided above, DMPC will concurrently provide Purchaser with (i) all available clinical data, (ii) DMPC's Phase III development and commercialization plans and (iii) the amount of all Phase I and Phase II costs and expenses (including milestone payments to Einstein) incurred by DMPC to date, in connection with the Compound or Compounds. Within 60 days of receipt of DMPC's notice and Phase III development and commercialization plans, Purchaser will have the right to purchase a participation interest of between 1% and 20% (as designated by EPI) of the profits and losses of the Compound or Compounds (the "Participation Percentage"), pursuant to an agreement to be negotiated in good faith and entered into by the parties during such 60 day period, which agreement shall be in a form reasonably agreed upon by DMPC and Purchaser prepared on the basis of the terms set forth in Exhibit I hereto.

          (f) If Purchaser does not elect to purchase a Participation Percentage in the profits and losses of the Compound or Compounds within the sixty (60) day period referenced in clause (e) above, Purchaser will have no further rights with respect to the Compound or Compounds, except that, whether or not Purchaser made such election, Purchaser shall have the further option to assume DMPC's rights and obligations with respect to the Compound or Compounds under the circumstance referenced in clause
(g) below.

          (g) In the event that DMPC advises Purchaser that it will proceed with development of the Compound or Compounds as provided above but thereafter ceases such development, then Purchaser will have the option, exercisable within 60 days of receipt of DMPC's notice and on terms substantially similar to those set forth in clauses (b) and (c) above, to assume DMPC's right and obligations under the Einstein Agreement or, in the event Einstein's consent is not obtained, to license exclusive rights to the Compound or Compounds.

          6.13  Borrowings.  Purchaser agrees that from the Closing Date and
                ----------
so long as any of the Notes (as defined in the Manufacture and Supply Agreement), remains outstanding, or if Notes remain subject to issuance under the Manufacture and Supply Agreement, it will not incur secured indebtedness in excess of $250,000,000 in the aggregate outstanding at any one time having a priority in the assets of Purchaser greater than or equal to the priority therein of the interest of DMPC.


                                   ARTICLE 7
                        Conditions to Closing; Closing

          7.1  Conditions to Purchaser's Obligation to Close.  Satisfaction of
               ---------------------------------------------
the following obligations will be a condition precedent to Purchaser's obligation to close unless waived by Purchaser:

          (a) Each of the representations and warranties of Sellers set forth in this Agreement, without regard (solely for the purposes of this Section 7.1(a)) to references to Material Adverse Effect in such representations and warranties, shall be true and correct as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (or, in the case of any representation and warranty made as of a specified date, as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; all covenants of Sellers with respect to matters to be performed by them, or any of them, prior to Closing shall have been complied with in all material respects; and Purchaser shall have received a certificate at Closing from an officer of DMPC attesting to the foregoing;

          (b) The provision to Purchaser of partnership resolutions of DMPC and DuPont Pharma and a limited liability company resolution of Endo approving this Agreement and the subject transactions, certified by appropriate officers of Sellers;

          (c) No order, stay, judgment or decree shall have been issued and no action, suit or proceeding shall be pending before any court or any federal, state or local governmental authority, and no investigation of any governmental authority shall have been commenced (and be pending) seeking to restrain, enjoin, invalidate or delay (or questioning the validity or legality of) the transactions contemplated by this Agreement or seeking material damages in connection therewith;

          (d) If applicable, all waiting periods under the HSR Act shall have expired or been terminated;

          (e)  All Required DEA/NYBCS Permits shall have been obtained;

          (f) All items to be delivered pursuant to Section 7.5 shall have been so delivered;

          (g) The Business shall not have suffered a Material Adverse Effect, including, solely for purposes of this Section 7.1(g), any change in results of operations that is materially adverse to the Business taken as a whole (excluding the effects of trends in the Business of which Purchaser has been made aware);

          (h) Each of the Ancillary Agreements shall have been executed and delivered by each party thereto, including, as applicable, DuPont Pharma, and such Agreements shall be in full force and effect;

          (i) Purchaser shall have received an opinion or opinions from counsel to Sellers (which may be or include staff counsel) to the effect of the matters set forth in Schedule 7.1(i); and

          (j) On or prior to Closing, Purchaser shall have received the proceeds of the Bank Financing.

          7.2  Conditions to Sellers' Obligation to Close.  Satisfaction of
               ------------------------------------------
the following obligations will be a condition precedent to Sellers' obligation to close unless waived by Sellers:

          (a) Each of the representations and warranties of Purchaser set forth in this Agreement, without regard (solely for the purposes of this Section 7.2(a)) to references to material adverse effect in such representations and warranties, shall be true and correct as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (or, in the case of any representation and warranty made as of a specified date, as of such date), except where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on Purchaser's business, assets or financial condition or on its ability to acquire the Purchased Assets hereunder; all covenants of Purchaser with respect to matters to be performed by it prior to Closing shall have been complied with in all material respects; and Sellers shall have received a certificate at Closing from an officer of Purchaser attesting to the foregoing;

          (b) The provision by Purchaser to Sellers of a resolution of the Board of Directors of Purchaser approving the subject transactions certified by the corporate secretary (or analogous officer or person);

          (c) No order, stay, judgment or decree shall have been issued and no action, suit or proceeding shall be pending before any court or any federal, state or local governmental authority, and no investigation of any governmental authority shall have been commenced (and be pending) seeking to restrain, enjoin, invalidate or delay (or questioning the validity or legality of) the transactions contemplated by this Agreement or seeking material damages in connection therewith;

          (d) If applicable, all waiting periods under the HSR Act shall have expired or been terminated;

          (e)  All Required DEA/NYBCS Permits shall have been obtained;

          (f) Each of the Ancillary Agreements shall have been executed and delivered by each party thereto, and such Agreements shall be in full force and effect; and

          (g) All items to be delivered pursuant to Section 7.4 have been so delivered.

          7.3  Closing Location.  Closing of the transactions contemplated by
               ----------------
this Agreement and the Ancillary Agreements will take place on the Closing Date at the offices of DMPC in Wilmington, Delaware or at such other place as the parties may agree upon in writing.

          7.4  Closing Deliveries to Sellers.  At the Closing, Purchaser will
               -----------------------------
deliver or cause to be delivered to Sellers the following:

          (a) A wire transfer to DMPC in the amount of $260,000,000 and otherwise in accordance with the terms set forth in Schedule 3.1 and a promissory note for one-half of the value (as determined pursuant to Schedule 3.2) of the Transferred Inventory;

          (b)  The certificate referenced in Section 7.2(a);

          (c)  Each of the Ancillary Agreements, duly executed by Purchaser;

          (d) An assignment and assumption agreement with respect to all Assumed Contracts transferred pursuant to Section 2.1(e), duly executed by Purchaser;

          (e)  Each confidentiality agreement contemplated by Section 6.3; and

          (f) An assumption agreement providing for the assumption of the Assumed Liabilities, duly executed by Purchaser.

          7.5  Closing Deliveries to Purchaser.  At the Closing, Sellers will
               -------------------------------
deliver or cause to be delivered to Purchaser the following:

          (a)  The certificate referenced in Section 7.1(a);

          (b) Each of the Ancillary Agreements, duly executed by DMPC and, as applicable, DuPont Pharma;

          (c) An assignment and assumption agreement with respect to all Assumed Contracts transferred pursuant to Section 2.1(e), duly executed by DMPC and Endo, as applicable;

          (d)  Copies of all transferable Permits transferred pursuant to
Section 2.1(h);

          (e) Bills of Sale for Transferred Inventory and the Purchased Assets duly executed by all applicable parties;

          (f)  Each confidentiality agreement contemplated by Section 6.3;

          (g) An assignment of the Patents in form appropriate for filing in the federal patent office;

          (h) Assignments of the Trademarks in form appropriate for filing in the relevant U.S. and foreign trademark offices;

          (i) Appropriate documentation to transfer the DMFs and NDAs/ANDAs for the Products;

          (j) Distribution agreements with West Point Pharma relating to (i) all West Point Pharma products distributed by Sellers on the date hereof and
(ii) generic carbidopa/levodopa, in forms reasonably agreed upon by Purchaser;
and

          (k) A bill of sale, in the form attached as Exhibit H hereto, evidencing Sellers' sale to Purchaser of all of Sellers' right, title and interest in the Discontinued Products and certain patents relating to Discontinued Products set forth in Exhibit F hereto and all intellectual property and other rights related thereto.


                                   ARTICLE 8
                                Indemnification

          8.1  Indemnification Of Purchaser By Sellers.  Sellers agree to
               ---------------------------------------
indemnify, defend, and hold harmless Purchaser and its Affiliates, their respective stockholders, directors, officers, employees, agents or representatives, and their respective successors and assigns, from and against any and all Losses that may be sustained or suffered by Purchaser or its Affiliates and that are caused by, based on or arise out of (i) any breach or non-performance by Sellers of any representation or warranty of Sellers contained in this Agreement or the certificate delivered by Sellers pursuant to
Section 7.1(a), (ii) the breach or non-performance by Sellers of any undertakings, agreements, covenants or obligations of Sellers contained in this Agreement or the certificate delivered by Sellers pursuant to Section 7.1(a),
(iii) any failure of Sellers to pay or satisfy when due any Retained

Liabilities, (iv) any business or other activities relating to the Business conducted by Sellers on or prior to the Closing Date (but excluding any Assumed Liabilities) or (v) any claim by a third party that Purchaser's use or sublicense of any intellectual property or computer software licensed pursuant to Section 2.5(a), as permitted therein, is in violation of the rights of such third party.

          8.2  Indemnification Of Sellers By Purchaser.  Purchaser agrees to
               ---------------------------------------
indemnify, defend and hold harmless, Sellers and their Affiliates, their respective stockholders, directors, officers, employees, agents or representatives, and their respective successors and assigns, from and against any and all Losses that may be sustained or suffered by Sellers, or any of them or their respective Affiliates, and that are caused by, based on or arise out of
(i) any breach or non-performance by Purchaser of any representation or warranty of Purchaser contained in this Agreement or the certificate delivered by Purchaser pursuant to Section 7.2(a), (ii) the breach or non-performance by Purchaser of any undertakings, agreements, covenants or obligations of Purchaser contained in this Agreement or the certificate delivered by Purchaser pursuant to Section 7.2(a), (iii) any failure of Purchaser to pay or satisfy when due any Assumed Liabilities or (iv) any business or other activities relating to the Business conducted by Purchaser after the Closing Date (but excluding any Retained Liabilities).

          8.3  Notice, Defense Of Indemnification Regarding Third Party Claims.
               ---------------------------------------------------------------
In the event that any legal proceeding shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought from an indemnifying party under the provisions of Sections 8.1 or 8.2 or under Section 6.1(c), the indemnified party shall cause prompt written notice of such claim, the circumstances thereof in reasonable detail and the amount of the asserted damages to be given to the indemnifying party. The failure on the part of the indemnified party to give such notice in a reasonably prompt manner shall not relieve the indemnifying party of any indemnification obligation hereunder unless, and only to the extent that, the indemnifying party is materially prejudiced thereby. The defense of any such claim or claims shall be undertaken by the indemnifying party and shall be under its control and at its expense; provided, however, that counsel chosen by the indemnifying party must be reasonably acceptable to the indemnified party; and provided further, the indemnified party shall have the right, at its option and at its own expense, to control jointly the defense of any such claim with the indemnifying party if the indemnifying party determines to defend the same. If the defense of any such claim is jointly controlled, as aforesaid, and if a dispute shall arise as to the conduct of such defense that the parties or their counsel shall be unable to settle, then such dispute shall be settled by counsel selected by the indemnifying party, provided further that if the indemnified party shall reasonably determine upon the advice of counsel that there is a conflict of interest between the indemnified party and the indemnifying party concerning any claim at issue such that it would be inappropriate under the circumstances to have the indemnifying party control or participate in the defense of any such claim, then the indemnified party shall have the right to retain independent counsel at the reasonable expense of the indemnifying party which counsel shall control the defense of any such claim. Subject to the immediately preceding sentence, each party to this Agreement shall have the right to participate and shall fully cooperate with the other in the defense of any such claim. No claim for which indemnification is sought hereunder shall be settled or compromised without the written consent of the indemnified party which consent shall not be unreasonably withheld (except that consent to any settlement that includes non-monetary damages affecting or relating to Purchaser or the Business, on the one hand, or Sellers, on the other, may be rejected by Purchaser or Sellers, as the case may be, unless the settlement is reasonable in the context of Purchaser's or Sellers' respective business perspective); provided, however, that if an indemnified party shall refuse an offer of settlement or compromise approved by the indemnifying party (that does not adversely affect the rights or obligations of the indemnified party), then the maximum indemnification liability of the indemnifying party with respect to the matter proposed to be settled or compromised shall be the settlement amount set forth in the agreement of settlement or compromise rejected by the indemnified party. Any offer of settlement or compromise shall include as a term thereof the delivery by the claimant or plaintiff to the indemnified party of a duly executed, written, unconditional release of the indemnified party from all liability in respect of such action. Notwithstanding the foregoing, the indemnified party shall have the sole right to defend, settle or compromise any claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement.

          8.4  Survival.    The representations and warranties made in this
               --------
Agreement shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing Date; provided that the representation in Section 4.1(a) hereof shall survive indefinitely and the representations contained in Section 4.1(h) shall survive until the expiration of the applicable statutes of limitations; and the corresponding obligation to indemnify under Sections 8.1 and 8.2 for a breach of any of the representations and warranties made in this Agreement shall expire at such stated times with respect to such matters unless a claim has been made prior thereto. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely except as expressly set forth herein.

          8.5  Limitations on Indemnification.
               ------------------------------

          (a) The provisions for indemnification under Section 8.1(i) and 8.2(i), as the case may be, with respect to indemnification for the breach of any of the representations and warranties contained in this Agreement other than in Section 4.1(h) (which shall include any breach of contract claim relating to any such breach of representation or warranty), as well as Sellers' indemnification obligations under Section 8.1(v), shall be effective only when the aggregate amount of all Losses for which indemnification is sought from Sellers under Section 8.1(i) or 8.1(v) or Purchaser under Section 8.2(i), as the case may be, exceeds $2,600,000 (the "Deductible"), in which case the indemnified party shall be entitled to indemnification of the indemnified party's Losses in excess thereof. The indemnification obligations of Sellers pursuant to Section 8.1(i) or 8.1(v) or Purchaser pursuant to Section 8.2(i), as the case may be, with respect to indemnification for the breach of any of the representations and warranties contained in this Agreement (and, in the case of Sellers, with respect to the matters referenced in Section 8.1(v)) shall be effective only until the dollar amount paid by the indemnifying party in respect of the Losses indemnified against under Sections 8.1(i) or 8.1(v), on the one hand, or 8.2(i), on the other hand, aggregates to an amount equal to the cash amount of the purchase price paid pursuant to Section 3.1 (the "Cap"), and neither Sellers nor Purchaser shall have any liability whatsoever for breach of any representation or warranty contained in this Agreement (and, in the case of Sellers, liability under Section 8.1(v)) in excess of the Cap. Any Losses caused by a breach of the covenants contained in this Agreement, or otherwise arising under Sections 8.1(ii), 8.1(iii) or 8.1(iv) and 8.2(ii), 8.2(iii) or 8.2(iv), and, notwithstanding the foregoing provisions of this Section 8.5(a), any Losses resulting from a violation of the representations set forth in Section 4.1(h), shall be indemnified from the first dollar without regard to the Deductible or the Cap.

          (b) Purchaser and Sellers agree that any party to this Agreement may seek damages constituting a Loss arising from the performance or non-performance of this Agreement, including with respect to breach of contract or breach of warranty pursuant to Articles 4 or 5 hereof; provided, however, that neither party shall be entitled to recover punitive damages and, in the case of Purchaser, damages constituting consequential damages shall be limited to amounts compensating Purchaser for any loss in value of the Purchased Assets; and provided, further, that there shall be no double recovery for any Loss (it being the intent of the parties, for example, that if lost profits were a factor in determining the loss in value of a Purchased Asset, Purchaser could not separately recover for lost profits).


                                   ARTICLE 9
                                 Miscellaneous

          9.1  Notices.  Except as otherwise provided in Section 6.4(e), any
               -------
notices or other communications required or permitted by this Agreement shall be in writing and shall be delivered either by personal delivery, by nationally recognized overnight courier service, by facsimile or other electronic means, by first class mail or by registered or certified mail, return receipt requested, addressed as follows:

          If to Sellers, to:
          -----------------

               The DuPont Merck Pharmaceutical Company
               974 Centre Road
               Wilmington, Delaware 19807-2802
               Attn: General Counsel

          If to Purchaser, to:
          -------------------

               Endo Pharmaceuticals Inc.
               P.O. Box 4144
               Wilmington, DE 19807
               Attn: Carol A. Ammon

          with copy to:
          -------------

               Kelso & Company
               320 Park Avenue
               24th Floor
               New York, NY 10022
               Attn: General Counsel
               Fax: (212) 223-2379

- or to such other address as any party shall have previously designated to the others by written notice given in the manner hereinabove set forth. Notices shall be deemed given one day after being sent, if sent by overnight courier; when delivered and receipted for, if hand delivered; when received, if sent by facsimile or other electronic means or by first class mail; or when receipted for (or upon the date of attempted delivery where delivery is refused or unclaimed), if sent by certified or registered mail, return receipt requested.

          9.2  Further Assurances.  In addition to the acts and deeds recited
               ------------------
herein and contemplated to be performed, executed and/or delivered by either Purchaser or Sellers, Purchaser and Sellers will perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or, if necessary, after the Closing, any and all further acts, deeds, instruments, certificates, agreements and assurances as may, from time to time, be reasonably required fully to effectuate the sale of the Business and Purchased Assets as contemplated hereby.

          9.3  Negotiation/Transaction Costs.  Each of the parties will pay
               -----------------------------
all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement. Further, without limitation of Section 5.6 but subject to Section 6.8 as regards taxes, (i) Sellers will pay all costs relating to the transfer of the Purchased Assets, including costs incurred in the transfer of Permits and the costs associated with obtaining releases of Liens and (ii) Purchaser will pay all costs incurred with respect to (x) obtaining the Required DEA/NYBCS Permits, (y) its HSR Act filings and (z) its due diligence and any financing it obtains.

          9.4  Return of Documents.  If for any reason whatsoever the
               -------------------
transactions contemplated by this Agreement are not consummated, each party shall return to the other all books, records and other information (including copies, summaries and abstracts, if any) provided to it in contemplation of such transaction, and shall not use or disclose the information contained in such materials for any purpose.

          9.5  Assignability.  Neither Purchaser, on the one hand, nor Sellers,
               -------------
on the other, may assign this Agreement, or its or their rights or obligations hereunder, without the other's prior written consent, except that (i) a party may assign this Agreement and its rights and obligations hereunder to an Affiliate or to a successor to all or substantially all of the business or assets of such party and (ii) Purchaser may assign this Agreement and its rights hereunder to or for the account of the lenders providing the Bank Financing solely and specifically for the purpose of securing such Bank Financing.

          9.6  Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one document.

          9.7  Severability.   If any term or other provision of this
               ------------
Agreement is determined to be invalid, illegal or unenforceable in a final decision by a court of competent jurisdiction, the performance of the offending provision will be excused, except that the parties will endeavor to agree upon an equitable substitute provision in order to carry out, to the extent possible, the intent and purpose of such offending provision. Any such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement.

          9.8  Entire Agreement.  This Agreement, including its Schedules, and
               ----------------
the confidentiality agreements referenced in Section 6.3 constitute the entire understanding between the parties with respect to the subject matter and supersede all prior written and oral proposals, understandings, letters of intent, agreements and representations, all of which are merged herein.

          9.9  Modifications.  No modification of this Agreement shall be
               -------------
binding unless set forth in writing and signed by all parties.

          9.10 Non-Waiver of Default.  The failure of any party to insist, in
               ---------------------
any one or more instances, on the strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the parties with respect thereto shall continue in full force and effect. Any waiver of any terms of this Agreement shall be in writing, and shall be executed by the party or parties against whom such waiver is sought to be enforced.

          9.11 GOVERNING LAW/CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL
               -------------------------------------
BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

          9.12 Interpretation.  This Agreement is between financially
                --------------
sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared (or caused the preparation of) this instrument or the relative bargaining power or the parties.

          9.13  Bulk Sales.  Purchaser acknowledges that the Sellers have not
                ----------
taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws. Sellers agree to indemnify and hold Purchaser harmless against any claim, suit or action with respect to, or Losses arising from, such non-compliance.

          9.14  Publicity.  Neither Purchaser nor Seller will, without the
                ---------
prior written consent of the other, issue any press release or make any other public announcement or furnish any statement to any person concerning this Agreement, except for (i) a joint press release to be issued in a form agreed following the execution of this Agreement, (ii) disclosures made to attorneys, consultants, accountants and other representatives of the parties in compliance with the confidentiality obligations between and among Purchaser and Sellers,
(iii) disclosures to third parties (including, without limitation, governmental agencies and regulatory bodies) whose consent is required for assignment of contracts, licenses, permits, etc. or (iv) disclosures required by applicable securities law.

          9.15  No Third Party Rights.  Nothing in this Agreement shall be
                ---------------------
construed to give any person or entity other than the parties hereto and their permitted successors and assigns any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement in multiple counterparts as of the date first above written.


                                  THE DUPONT MERCK
                                  PHARMACEUTICAL COMPANY



                                  By: /s/ PAUL G. HOWES
                                      ------------------------------------------
                                  Title: President and Chief Executive Officer


                                  DUPONT MERCK PHARMA



                                  By: /s/ MICHAEL R. MILLER
                                      ------------------------------------------
                                  Title: Chief Financial Officer


                                  ENDO LABORATORIES, L.L.C.



                                  By: /s/ MICHEAL R. MILLER
                                      ------------------------------------------
                                  Title: Treaurer


                                  ENDO PHARMACEUTICALS INC.



                                  By: /s/ CAROL A. AMMON
                                      ------------------------------------------
                                  Title: President and Chief Executive Officer